UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DREAMWORKS ANIMATION SKG, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 22, 2005

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), will be held on June 22, 2005 at 8:00 a.m., local time, at the Shutters Hotel, 1 Pico Boulevard, Santa Monica, California 90405, for the following purposes:

1.	To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as DreamWorks Animation’s independent registered public accounting firm for fiscal 2005.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on April 25, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the fiscal year ended December 31, 2004.

By Order of the Board of Directors,

Katherine Kendrick

General Counsel and Corporate Secretary

Glendale, California

April 28, 2005

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

DREAMWORKS ANIMATION STOCK PRICE PERFORMANCE GRAPH	51

OTHER MATTERS	51

APPENDIX A
Audit Committee Charter

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors”) of proxies to be voted at its 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 22, 2005 at 8:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Shutters Hotel, 1 Pico Boulevard, Santa Monica, California 90405. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, are being mailed to stockholders on or about April 28, 2005.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so at the time of the meeting through the link on www.DreamWorksAnimation.com/webcast.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), Class B common stock, par value $0.01 per share (the “Class B Stock”), and Class C common stock, par value $0.01 per share (the “Class C Stock” and, together with the Class A and Class B Stock, the “Common Stock”), at the close of business on April 25, 2005 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote, each share of Class B Stock entitles the holder to fifteen votes and each share of Class C Stock entitles the holder to one vote, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. In addition, the Class C Stock, voting as a separate class, is entitled to nominate and elect one director (the “Class C Director”). The holders of Class A Stock, Class B Stock and Class C stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks Animation’s stockholders must be approved by a majority, or in the case of election of directors (other than the Class C Director), by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class.

As of March 31, 2005, there were 52,189,992 shares of Class A Stock, 50,842,414 shares of Class B Stock and one share of Class C Stock outstanding and entitled to vote at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining whether a quorum exits.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. DF King & Co. has been retained to assist in soliciting proxies at a fee of $6,000 plus distribution costs and other costs and expenses.

Proxies and ballots will be received and tabulated by the Bank of New York, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals that are intended to be presented at DreamWorks Animation’s Annual Meeting of Stockholders in 2006 must be received by DreamWorks Animation no later than February 22, 2006, in order for such proposal to be considered for inclusion in DreamWorks Animation’s proxy statement and form of proxy relating to such meeting.

Electronic Access

This proxy statement and DreamWorks Animation’s 2004 Annual Report may be viewed online at www.DreamWorksAnimation.com/annualreport. Stockholders of record may elect to receive future annual reports and proxy statements electronically by marking the appropriate box on the enclosed proxy form or by following the instructions provided if such stockholder is voting by Internet or by telephone. Stockholders choosing this option will receive a proxy form in mid-May listing the website locations and such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation authorizes a range of three to twelve directors, currently set at nine, to serve on the Board of Directors. At the Annual Meeting, nine persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee has nominated, and the Board of Directors has designated, the nine persons listed below for election at the Annual Meeting.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy (other than the Class C Director, who is designated by the holder of Class C Stock). It is not expected that any nominee will be unable or will decline to serve as a director.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of March 1, 2005.

Name	Age	Position
Jeffrey Katzenberg	54	Chief Executive Officer and Director
Roger A. Enrico	60	Chairman of the Board of Directors
Paul G. Allen	52	Director
Lewis W. Coleman	63	Director
David Geffen	62	Director
Mellody Hobson	35	Director
Nathan Myhrvold	45	Director
Howard Schultz	51	Director
Margaret C. Whitman	48	Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg co-founded and has been a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) since its founding in October 1994. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of the board of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home video and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg serves on the boards of The Motion Picture and Television Fund, The Museum of Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts and The Simon Wiesenthal Center. He is co-chairman of each of the Creative Rights Committee of the Directors Guild of America and the Committee on the Professional Status of Writers of the Writers Guild of America. In addition, his fundraising efforts on behalf of AIDS Project Los Angeles have helped to provide its clients with medical and social services. In addition, Mr. Katzenberg serves as a consultant to DreamWorks Studios, where he spends up to 10% of his time, and is one of its principal members.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico is the chairman of the Board of Directors and has also assumed additional duties and responsibilities as described below under “Director Compensation—Chairman of the Board.” Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001 and vice chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991 and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of Electronic Data Systems Corporation, Belo Corp. and The National Geographic Society.

Paul G. Allen—Director.    Mr. Allen co-founded and has been the primary financial investor in DreamWorks Studios since its founding in October 1994. Mr. Allen is the chairman of Vulcan Inc., which he founded in 1986. He co-founded Microsoft Corporation with Bill Gates in 1976 and remained the company’s chief technologist until he left in 1983. Mr. Allen’s diverse multibillion dollar investment portfolio spans holdings in telecommunications, technology, media, biotech, entertainment and real estate, including DreamWorks Studios, Digeo, Oxygen Media, The Sporting News and the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises. He is a director of numerous privately held companies and has served as chairman of the board of directors of Charter Communications, Inc. since July 1999. He is also the founder of Vulcan Productions, Inc., Experience Music Project and the Science Fiction Museum and Hall of Fame. Named one of the top 10 philanthropists in America, Mr. Allen gives back to the community through the Paul G. Allen Foundation.

Lewis W. Coleman—Director.    Mr. Coleman is the retired founding president of the Gordon and Betty Moore Foundation, a multi-billion dollar philanthropic foundation, founded in November 2000. A San Francisco native and a Stanford University economics graduate, Mr. Coleman worked in the banking industry for 37 years. In November 2000, he resigned as chairman of the board of Banc of America Securities LLC, a subsidiary of Bank of America Corporation after having served in that position since joining Banc of America Securities LLC in December 1995. Prior to that, he spent ten years at BankAmerica Corporation where he held various positions including Vice Chairman of the Board and Chief Financial Officer, head of World Banking Group and head of Capital Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. He is also on the boards of directors of Chiron Corporation, Northrop Grumman Corporation and Regal Entertainment Group.

David Geffen—Director.    Mr. Geffen co-founded and has been a principal of DreamWorks Studios since its founding in October 1994. Prior to founding DreamWorks Studios, he founded, built and sold both Asylum Records (founded in 1970) and Geffen Records (founded in 1980) by signing contracts with and producing albums for such notable artists as The Eagles, Jackson Browne, Joni Mitchell and Linda Rondstadt (at Asylum Records) and John Lennon and Yoko Ono, Elton John, Donna Summer, Don Henley, Peter Gabriel, Guns n’ Roses, Aerosmith and Nirvana (at Geffen Records). Mr. Geffen has also produced successful live action films, including Interview with a Vampire (1994), Beetlejuice (1988) and Risky Business (1983). In addition, Mr. Geffen oversees DreamWorks Studios and is one of its principal members.

Mellody Hobson—Director.    Ms. Hobson has served as the president and a director of Ariel Capital Management, LLC/Ariel Mutual Funds, a Chicago-based investment management firm, since 2000. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Federation Fund. She currently serves as a director of Estee Lauder Companies Inc. and Starbucks Corporation and, until April 2005, served as a director of Tellabs, Inc. In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders.

Nathan Myhrvold—Director.    Dr. Myhrvold is the chief executive officer of Intellectual Ventures, a private entrepreneurial firm he founded with his former Microsoft colleague, Dr. Edward Jung. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles.

Howard Schultz—Director.    Mr. Schultz is the founder and chairman of the board of Starbucks Corporation and has served as its chief global strategist since June 2000. From Starbucks’ inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also Starbucks’ president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to Starbucks. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, another predecessor to Starbucks. In 1997, Mr. Schultz created The Starbucks Foundation to raise awareness for literacy causes and to give grants to organizations that promote literacy. Mr. Schultz has received many prestigious awards in recognition of his numerous business and community contributions, including the Business Enterprise Trust Award for courage, integrity and social vision in business; the International Humanitarian Award for CARE, a world-wide relief organization; the Jerusalem Fund of Aish HaTorah for individuals making significant contributions to improving the lives of people around the world; the National Leadership Award for philanthropic and educational efforts to battle AIDS from AIDS Action; the Business Leader of the Year Award from Georgetown University; and the Botwinick Prize for Business Ethics from Columbia University. In January 2002, Mr. Schultz was named one of the top 25 Managers of the Year by Business Week magazine.

Margaret C. Whitman—Director.    Ms. Whitman joined the Board of Directors in April 2005. Ms. Whitman has served as President and Chief Executive Officer of eBay Inc. since February 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc., a toy company. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation, a footwear company, in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of eBay, Inc., The Procter & Gamble Company and Gap Inc. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

Director Independence

As a newly-public company, DreamWorks Animation is permitted under Securities and Exchange Commission (“SEC”) rules and the rules of the New York Stock Exchange (the “NYSE”) to phase in the required number of independent directors on its Audit, Compensation and Nominating and Corporate Governance Committees. The phase-in period requires that DreamWorks Animation have one independent director on each such committee at the time it listed on the NYSE, a majority of independent directors on each such committee within 90 days of listing and fully independent committees within 12 months of listing. The phase-in period also requires that DreamWorks Animation have a majority independent Board of Directors within 12 months of listing. DreamWorks Animation has notified the NYSE that it is in full compliance with the NYSE’s corporate governance listing standards as applicable to it on the 90th day after its listing. Because Jeffrey Katzenberg and David Geffen, acting together, control approximately 94% of the total voting power of DreamWorks Animation’s outstanding Common Stock, DreamWorks Animation is able to take advantage of, and does take advantage of, the “controlled company” exemption to the NYSE’s director independence requirements with respect to its Nominating and Corporate Governance Committee. See “—Meetings and Committees—Nominating and Corporate Governance Committee” for a further discussion.

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NYSE, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•	The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•	The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•	The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•	The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•	Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company where the director serves as an executive officer; or

•	Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•	Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $1 million or 2% of that organizations’ gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Lewis W. Coleman, Mellody Hobson, Nathan Myhrvold, Howard Schultz and Margaret C. Whitman is an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

Meetings and Committees

DreamWorks Animation’s initial public offering (the “IPO”) was consummated on November 2, 2004. The Board of Directors held one meeting during fiscal 2004 and also took certain actions by written consent. No incumbent director, other than Nathan Myhrvold, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served in 2004. DreamWorks Animation’s By-laws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member. After consideration of relevant facts and circumstances, the Board of Directors determined that Mr. Myhrvold is qualified and eligible for re-election.

The Board of Directors has three standing committees that were established in October 2004: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the Audit Committee charter, the Compensation Committee charter, the Nominating and Corporate Governance Committee charter and DreamWorks Animation’s Corporate Governance Guidelines can be found on DreamWorks Animation’s website at http:/www.DreamWorksAnimation.com.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors must regularly meet without the chairman of the board and the chief executive officer and may select a director to facilitate the meeting. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting.

Audit Committee

Number of Members:	3

Members:	Lewis W. Coleman, Chairman and Financial Expert Roger A. Enrico Mellody Hobson

Number of Meetings in 2004:	5 (3 prior to the IPO and 2 after the IPO)

Functions:

The Audit Committee is responsible for, among other things:

•      overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•      overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•      overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•      reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•      reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that Mr. Coleman qualifies as an audit committee financial expert, as such term is defined by the SEC in Item 401 of Regulation S-K. Mr. Coleman currently serves on the audit committees of the boards of directors of three other public companies. The Board of Directors has determined that such simultaneous service would not impair Mr. Coleman’s ability to effectively serve on DreamWorks Animation’s Audit Committee. By October 28, 2005, an independent director will replace Mr. Enrico on the Audit Committee.

Compensation Committee

Number of Members:	3

Members:	Lewis W. Coleman Nathan Myhrvold Howard Schultz, Chairman

Number of Meetings in 2004:	1

Functions:

The Compensation Committee is responsible for, among other things:

•      reviewing key employee compensation policies, plans and programs;

•      monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•      preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•      functioning as the committee that administers DreamWorks Animation’s incentive compensation programs.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	Jeffrey Katzenberg, Chairman David Geffen Paul G. Allen

Number of Meetings in 2004:	1

Functions:

The Nominating and Corporate Governance Committee is responsible for, among other things:

•     recommending persons to be selected by the Board of Directors as nominees for election as directors and chief executive officer;

•     assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•     recommending director compensation and benefits policies; and

•     considering and recommending to the Board of Directors other actions relating to corporate governance.

DreamWorks Animation’s restated certificate of incorporation provides that until the earlier of the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions) and the date that no shares of Class B Stock remain outstanding, the Nominating and Corporate Governance committee will be composed solely of the Class C Director (if any shares of Class C Stock are then issued and outstanding), Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and David Geffen (or his designee). DreamWorks Animation’s restated certificate of incorporation also provides that until the earlier of (1) the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions that would allow the Class C Director to serve on the nominating and corporate governance committee) and the Board of Directors determines that the Class C Director is not an independent director and (2) the date that the share of Class C Stock held by an entity controlled by Paul Allen is required to be automatically converted into Class A Stock under DreamWorks Animation’s restated certificate of incorporation, the Class C Director will be included on the Nominating and Corporate Governance Committee.

Jeffrey Katzenberg and David Geffen, acting together, currently control approximately 94% of the total voting power of DreamWorks Animation’s Common Stock. As such, DreamWorks Animation relies on the controlled company exemption to the NYSE rule requiring director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee), David Geffen (or his designee) and the Class C Director (if any) will be included on the executive committee for so long as the committee exists and, in the case of Jeffrey Katzenberg and David Geffen (or their designees), such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement,” and in the case of the Class C Director, any shares of Class C Stock are issued and outstanding.

Director Nominations

The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Corporate Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of directors to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board of Directors and adheres to DreamWorks Animation’s policy of maintaining an environment free from discrimination based upon race, color, sex, age, disability or any other unlawful factor. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee retains a search firm or advisor to check the references and background of a candidate. In addition, the Nominating and Corporate Governance committee follows other prudent practices prior to the nomination, such as interviews of the potential nominee conducted by members of the Board of Directors and senior management.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s By-laws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s By-laws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

DreamWorks Animation does not have formal procedures for stockholder communications with the Board of Directors. Any matter intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors, should be directed to DreamWorks Animation’s Corporate Secretary, with a request to forward the same to the intended recipient. In general, all stockholder communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the stockholder’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Director Compensation

Directors.    The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation, including the chairman of the board, Roger Enrico, receive no compensation for service as members of either the Board of Directors or board committees. However, Mr. Enrico is compensated as described below under “—Chairman of the Board” and “Executive Compensation Information—Executive Compensation, Employment Agreements.” In addition, the

Class C Director does not receive any cash or equity-based compensation as a director or committee member. Other directors who are not employees of DreamWorks Animation are not paid an annual cash retainer, but receive, pursuant to DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan, approximately $200,000 worth of restricted stock and options annually. Such directors (other than Margaret C. Whitman who joined the Board of Directors in April 2005) received three years’ worth of grants (in the form of options with respect to 13,393 shares of Class A Stock with an exercise price of $28.00 per share and 17,857 shares of restricted stock) upon the completion of the IPO. The normal annual awards schedule will resume in 2007. Upon joining the Board of Directors in April 2005, Margaret Whitman received approximately $200,000 worth of restricted stock and options (in the form of options with respect to 3,176 shares of Class A Stock with an exercise price of $39.36 per share and 4,234 shares of restricted stock). In the future, DreamWorks Animation expects that newly elected non-employee directors (other than the Class C Director) will also receive grants of approximately $200,000 worth of restricted stock and options.

Chairman of the Board.    DreamWorks Animation’s chairman of the board, Roger Enrico, performs certain additional functions not typically associated with the role of chairman of the board. Mr. Enrico, as an employee, is actively involved in investor relations, corporate strategic planning, marketing and promotional strategy, succession planning and employee development and oversees matters related to corporate governance and Sarbanes-Oxley compliance. Mr. Enrico was compensated for these additional services with an equity grant of stock options with respect to 89,286 shares of Class A Stock with an exercise price of $28.00 per share and 142,857 shares of restricted stock at the time of the IPO. Mr. Enrico’s grant of options and restricted stock will vest in the first quarter of 2009 contingent on DreamWorks Animation’s achievement of certain target performance goals as established by the Compensation Committee. In January 2005, the Compensation Committee awarded Mr. Enrico 142,857 performance compensation awards (when vested, to be settled for an equal number of shares of Class A Stock), which will vest in the first quarter of 2009 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Mr. Enrico’s restricted stock grant. In addition, beginning on November 2, 2005, subject to annual approval by the Compensation Committee, DreamWorks Animation expects that Mr. Enrico will become entitled to receive up to four annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual grant-date value of $2,000,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on DreamWorks Animation’s achievement of certain target performance goals. The Compensation Committee may elect to substitute a cash payment of $2,000,000 for any annual equity incentive award described in the preceding sentence. In addition, if the Compensation Committee determines that target performance goals have been exceeded during any performance period, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Enrico.

Compensation Committee Interlocks and Insider Participation

Prior to the IPO, the functions of a compensation committee were performed by DreamWorks Studios. None of DreamWorks Animation’s executive officers serve as a member of its Compensation Committee, and none of them have served, or will be permitted to serve, on the Compensation Committee, or other committee serving a similar function, of any entity of which an executive officer is expected to serve as a member of DreamWorks Animation’s Compensation Committee.

Required Vote

The eight nominees, with the exception of Paul G. Allen, receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Common Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors. In addition, the holder of the share of Class C Stock is entitled to designate and elect the Class C Director to be a member of the Board of Directors. Paul G. Allen has been designated as the Class C Director.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the fiscal year ending December 31, 2005. Ernst & Young LLP has audited DreamWorks Animation’s financial statements as a division of DreamWorks Studios for the fiscal years ended December 31, 2001, 2002 and 2003 and the period from January 1, 2004 through October 27, 2004 and as a stand-alone company since October 27, 2004. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Required Vote

The Audit Committee of the Board of Directors has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

Recommendation

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as DreamWorks Animation’s Independent Registered Public Accounting Firm.

Accounting Fees

The following table shows the fees paid or accrued by DreamWorks Animation for the audit of fiscal years ended December 31, 2001, 2002, 2003 and 2004 and other services provided by Ernst & Young LLP for the 2004 fiscal year.

Fiscal 2004
Audit Fees	$3,499,301
Audit-Related Fees	1,149
Tax Fees	41,334
All Other Fees	—

Total	$3,541,784

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the IPO in October 2004, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of March 31, 2005. In connection with DreamWorks Animation’s separation from DreamWorks Studios (the “Separation”) and the IPO, certain members of DreamWorks Studios contributed shares of DreamWorks Animation’s common stock to DWA Escrow LLLP, a newly-formed limited partnership referred to herein as “Holdco.” These stockholders are referred to as the “Holdco partners.” An aggregate of 10,714,286 shares of Common Stock has been pledged by the Holdco partners and the members of DreamWorks Studios not participating in Holdco (other than Thomson Inc. (“Thomson”)) to the lenders under DreamWorks Studios’ revolving credit facility.

The following table sets forth stockholder information with respect to:

•	each of DreamWorks Animation’s directors;

•	each of the executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and named executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 52,189,992 shares of Class A Stock, 50,842,414 shares of Class B Stock and one share of Class C Stock outstanding.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201. Margaret C. Whitman, who joined the Board of Directors in April 2005, does not appear on the table below.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned	% of Total Voting Power
Current Directors
Jeffrey Katzenberg(1)(2)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%
David Geffen(1)(3)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%
Paul G. Allen(1)(4)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%
	Class C	1	100.0%	*
Roger A. Enrico(5)	Class A	242,857	*	*
Lewis W. Coleman(6)	Class A	37,857	*	*
Mellody N. Hobson(6)	Class A	17,857	*	*
Nathan Myhrvold(6)	Class A	17,857	*	*
Howard Schultz(6)	Class A	67,857	*	*

Named officers who are not directors
Ann Daly(7)	Class A	554,791	1.0%	*
Katherine Kendrick(8)	Class A	165,032	*	*
Kristina M. Leslie(9)	Class A	114,894	*	*

Directors and Executive Officers as a group	Class A	11,889,375	60.2%	94.9%
	Class B	50,842,414	100.0%	93.5%
	Class C	1	100.0%	*

Persons owning more than 5% of a class of DreamWorks Animation’s equity securities
Steven Spielberg(1)(10)	Class A	10,669,469	59.4%	*
	Class B	50,842,414	100.0%	*
Lee Entertainment L.L.C.(1)(11)	Class A	10,669,469	59.4%	*
	Class B	50,842,414	100.0%	*
Holdco(1)(12)	Class A	10,669,469	59.4%	94.8%
	Class B	50,842,414	100.0%	93.6%

*	Less than 1%

(1)	Certain of DreamWorks Animation’s stockholders may be deemed to be members of one or more “groups”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). These stockholders include (i) Jeffrey Katzenberg and entities controlled by him; (ii) David Geffen and entities controlled by him; (iii) Steven Spielberg and entities controlled by him; (iv) DreamWorks Investment II, Inc., an entity controlled by Paul Allen (“DWI II”); (v) Lee Entertainment L.L.C. (“Lee Entertainment”); and (vi) Holdco. These groups, and their respective members, are:

•	The “Holdco Group,” which consists of the following parties to the Formation Agreement described under “Certain Relationships and Related Party Transactions—Formation Agreement and Holdco Arrangement” and Holdco’s partnership agreement: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Steven Spielberg and entities controlled by him, Paul Allen, DWI II, Lee Entertainment and Holdco.

•	The “Vulcan Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Vulcan Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Paul Allen, DWI II and Holdco.

•	The “Class B Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”), dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him and Holdco.

(2)	Shares beneficially owned by Mr. Katzenberg include:

•	618,571 shares of performance-vesting Class A restricted stock granted to Mr. Katzenberg at the time of the IPO the vesting of which will occur in the first quarter of 2009 pending achievement of certain performance goals (performance compensation awards granted by the Compensation Committee in January 2005 have been excluded);

•	525,929 shares of Class A Stock owned by DreamWorks Studios;

•	577,040 shares of Class A Stock owned by entities controlled by Mr. Katzenberg;

•	7,476,236 shares of Class B Stock contributed to Holdco by Mr. Katzenberg;

•	42,212,098 shares of Class B Stock contributed to Holdco by other stockholders; and

•	10,102,010 additional shares of Class A and Class B Stock owned by other members of the Holdco, Vulcan and Class B Groups.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of (i) all shares of Common Stock owned by all other members of the Holdco, Vulcan and Class B Groups and (ii) shares of Common Stock held by DreamWorks Studios in which they have no pecuniary interest. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Katzenberg and entities controlled by him is c/o DreamWorks L.L.C., 1000 Flower Street, Glendale, CA Attn: Jeffrey Katzenberg.

(3)	Shares beneficially owned by Mr. Geffen include:

•	525,929 shares of Class A Stock owned by DreamWorks Studios;

•	577,040 shares of Class A Stock owned by an entity controlled by Mr. Geffen;

•	7,476,236 shares of Class B Stock contributed to Holdco by Mr. Geffen;

•	42,212,098 shares of Class B Stock contributed to Holdco by other stockholders; and

•	10,720,581 additional shares of Class A and Class B Stock owned by other members of the Holdco, Vulcan and Class B Groups.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of (i) all shares of Common Stock owned by all other parties to the Holdco, Vulcan and Class B Groups and (ii) shares of Common Stock held by DreamWorks Studios in which they have no pecuniary interest. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DG, L.P., 331 North Maple Drive, Suite 230, Beverly Hills, CA 90210.

(4)	Shares of common stock beneficially owned by Mr. Allen include:

•	7,726,076 shares of Class A Stock held of record by DWI II;

•	21,951,304 shares of Class A Stock contributed to Holdco by Mr. Allen;

•	27,737,030 shares of Class A Stock contributed to Holdco by other stockholders; and

•	4,097,474 additional shares of Class A and Class B Stock owned by other members of the Holdco and Vulcan Groups.

Mr. Allen and DWI II expressly disclaim beneficial ownership of all shares of Common Stock owned by all other parties to the Vulcan Group (including Holdco) and the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for each of Mr. Allen and DWI II is 505 Fifth Ave. South, Suite 900, Seattle, WA 98104.

(5)	Includes 142,857 shares of Class A restricted stock granted to Mr. Enrico at the time of the IPO, the vesting of which will occur in the first quarter of 2009 pending achievement of certain performance goals. Performance compensation awards granted by the Compensation Committee in January 2005 have been excluded.

(6)	Includes 17,857 shares of Class A restricted stock granted at the time of the IPO, the vesting of which will occur ratably over a three-year period.

(7)	Includes 203,571 shares of Class A Stock; 259,524 shares of Class A restricted stock, the vesting of which will occur over a period of seven years contingent upon the achievement of certain performance goals; 81,250 fully vested restricted stock units; and fully vested options to purchase 10,446 shares of Class A Stock. Performance compensation awards granted by the Compensation Committee in January 2005 have been excluded.

(8)	Includes 104,674 fully vested restricted stock units; 4,643 shares of Class A restricted stock; and fully vested options to purchase 55,715 shares of Class A Stock.

(9)	Includes 89,939 fully vested restricted stock units and fully vested options to purchase 24,955 shares of Class A Stock.

(10)	Shares owned by Mr. Spielberg include:

•	525,929 shares of Class A Stock owned by DreamWorks Studios;

•	577,040 shares of Class A Stock held of record by an entity controlled by Mr. Spielberg;

•	7,476,236 shares of Class A Stock that have been contributed to Holdco by Mr. Spielberg;

•	42,212,098 shares of Class B Stock contributed to Holdco by other stockholders; and

•	10,720,581 shares of Class A and Class B Stock owned by other members of the Holdco Group.

Mr. Spielberg and entities controlled by him expressly disclaim beneficial ownership of (i) all shares of Common Stock owned by all other members of the Holdco Group and (ii) shares of Common Stock held by DreamWorks Studios in which they have no pecuniary interest. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Spielberg and entities controlled by him is c/o Breslauer & Rutman, 11400 Olympic Boulevard, Los Angeles, CA 90064.

(11)	Shares owned by Lee Entertainment include 1,221,853 shares of Class A Stock held of record by Lee Entertainment and 60,290,031 shares of Class A and Class B Stock held by other members of the Holdco Group (including Holdco).

Lee Entertainment expressly disclaims beneficial ownership of Common Stock owned by all other members of the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(12)	Holdco, a Delaware limited liability limited partnership, was organized for the sole purpose of holding and allocating shares of Common Stock contributed to it by the Holdco partners. Shares held by Holdco are held as shares of Class B Stock. Entities controlled by Jeffrey Katzenberg and David Geffen are the general partners of Holdco and are entitled to exercise voting and dispositive power over all shares of Class B Stock held by Holdco. Entities controlled by Paul Allen have the right in certain circumstances to trigger the sale of Class A Stock issuable upon conversion of shares of Class B Stock held by Holdco. Upon the satisfaction of certain conditions, Holdco will allocate shares of DreamWorks Animation’s common stock for distribution to its partners in an amount determined by Holdco’s partnership agreement, which shares, unless they are distributed to Jeffrey Katzenberg or David Geffen or entities controlled by either or both of them, will be distributed as shares of Class A Stock. The number of shares of Common Stock that will be distributed to the Holdco partners will vary based upon the price of the Class A Stock. For a more detailed description of Holdco and the arrangements surrounding its formation and operating and governance provisions, see “Certain Relationships and Related Party Transactions—Formation Agreement and Holdco Arrangements.”

Holdco expressly disclaims beneficial ownership of all shares of Common Stock owned by each member of the Holdco, Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Holdco is c/o DG-DW, L.P., 331 North Maple Drive, Suite 230, Beverly Hills, CA 90210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers, directors and persons who own more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NYSE. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2004 with the following exceptions: (i) each of Messrs. Coleman, Enrico and Schultz was late filing a Form 4 with respect to one transaction and subsequently filed a Form 4 and (ii) each of Jeffrey Katzenberg, David Geffen, Steven Spielberg, Ann Daly, Katherine Kendrick, Kristina M. Leslie, Lewis W. Coleman, Mellody Hobson, Nathan Myhrvold and Howard Schultz filed a timely Form 3 in connection with the IPO and subsequently amended such Form 3 to correct inaccuracies.

EQUITY COMPENSATION PLAN INFORMATION

The following tables sets forth certain information regarding DreamWorks Animation’s equity compensation plans as of December 31, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	4,350,181	$27.26	6,674,420

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

Prior to the IPO there were no options or other equity-based awards outstanding with respect to DreamWorks Animation’s Common Stock. Each person listed below, with the exception of Roger Enrico, was an employee of DreamWorks Studios prior to the Separation and was compensated directly by DreamWorks Studios during that time. DreamWorks Animation now compensates these individuals directly pursuant to their respective employment agreements and DreamWorks Animation’s 2004 Omnibus Incentive Plan. As part of the Separation, DreamWorks Animation converted existing equity-based awards in DreamWorks Studios and its subsidiaries into equity-based awards for its Common Stock. Amounts in this table include equity-based awards of DreamWorks Studios on an as-converted basis, with the value of the Class A Stock underlying the option on the date of grant equal to $28.

The following table sets forth summary compensation information for DreamWorks Animation’s chief executive officer and the four most highly compensated executive officers other than its chief executive officer for the years ended December 31, 2003 and 2004.

		Annual Compensation		Bonus	Long Term Compensation
Name and Principal Position	Year	Salary			Restricted Stock Awards		Securities Underlying Options/SARs		LTIP Payouts			All Other Compensation(1)
Roger Enrico Chairman of the Board	2004	$1		$—	$4,000,000	(2)	89,286			—		—

Jeffrey Katzenberg Chief Executive Officer	2003 2004	— 1		— —	— 17,320,000	(3)	— 423,214			— —		$143,945 —

Ann Daly Chief Operating Officer	2003 2004	1,500,000 1,476,000	(5)	— 89,338	— 9,541,672	(6)	34,821 177,679	(4)	$	— 5,700,000	(7)	12,000 14,124

Katherine Kendrick, Esq. General Counsel and Secretary	2003 2004	547,500 596,000	(5)	— 35,973	— 3,060,876	(8)	29,018 73,214	(4)		— —		12,000 14,124

Kristina M. Leslie Chief Financial Officer	2003 2004	305,200 482,000	(5)	— 31,646	— 2,518,292	(9)	11,607 96,428	(4)		— —		8,400 69,703

(1)	“All Other Compensation” for Mr. Katzenberg in 2003 includes $107,445 for the use of DreamWorks Studios’ aircraft for personal travel (based on the Department of Transportation’s Standard Industry Fair Level mileage rates to determine the value of non-commercial flights for employer provided aircraft) and $36,500 for automobile use. “All Other Compensation” for each of the other executive officers reflects payments made to them for automobile use and tax reimbursement payments in connection with grants of Founders Shares in connection with the IPO and, with respect to Ms. Leslie, $54,447 in advance forgiveness (including imputed interest over the life of the advance).
(2)

Represents 142,857 shares of restricted stock granted to Mr. Enrico at the time of the IPO. Delivery of these shares will occur, pending the achievement of certain performance goals established by the Compensation Committee, in the first quarter of 2009. As of December 31, 2004, these shares had a value of $5,358,566 (based on $37.51 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock. In addition, in January 2005, the Compensation Committee granted Mr. Enrico 142,857 performance compensation awards (to be settled by delivery of an equivalent number of shares of Class A Stock), the vesting of which will occur in the first quarter of 2009 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Mr. Enrico’s restricted stock grant.

(3)	Represents 618,571 shares of restricted stock granted to Mr. Katzenberg at the time of the IPO. Delivery of these shares will occur, pending the achievement of certain performance goals established by the Compensation Committee, in the first quarter of 2009. As of December 31, 2004, these shares had a value of $23,202,598 (based on $37.51 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock. In addition, in January 2005, the Compensation Committee granted Mr. Katzenberg 618,571 performance compensation awards (to be settled by delivery of an equivalent number of shares of Class A Stock), the vesting of which will occur in the first quarter of 2009 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Mr. Katzenberg’s restricted stock grant. In addition, beginning in 2005, subject to annual approval by the Compensation Committee, Mr. Katzenberg will be eligible to receive, in lieu of an annual cash bonus, annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $1,000,000 and $3,000,000. Mr. Katzenberg will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $5,000,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Katzenberg in certain circumstances.
(4)	Represents equity-based awards made in 2003 by DreamWorks Studios, which were converted into options to purchase Class A Stock at the time of the IPO.
(5)	The amounts indicated include salary earned as an employee of DreamWorks Studios prior to the IPO and as an employee of DreamWorks Animation after the IPO. In connection with the IPO, each of DreamWorks Animation’s named executive officers entered into five-year employment agreements with DreamWorks Animation. Pursuant to these contracts, Ann Daly’s annual salary is $1,000,000; Katherine Kendrick’s annual salary is $575,000 (increasing to $600,000 in October 2005); and Kristina Leslie’s annual salary is $525,000 (increasing to $550,000 in October 2005). Ms. Daly’s 2004 salary excludes a $500,000 retroactive payment for services rendered in 2003. The payment is reflected in Ms. Daly’s 2003 salary.
(6)

Includes 259,524 shares of unvested restricted stock and 81,250 vested restricted stock units granted to Ms. Daly at the time of the IPO. Delivery of shares of restricted stock will occur, pending the achievement of certain performance goals established by the Compensation Committee, seven years from their grant date. As of December 31, 2004, these shares of restricted stock and the restricted stock units had a value of $12,782,432 (based on $37.51 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock or restricted stock units. In addition, in January 2005, the Compensation Committee granted Ms. Daly 259,524 performance compensation awards (to be settled by delivery of an equivalent number of shares of Class A Stock), the vesting of which will occur on October 27, 2011 only if DreamWorks Animation exceeds the target performance goals set by the Compensation Committee with respect to Ms. Daly’s restricted stock grant. In addition, beginning in 2005, Ms. Daly (i) will be entitled to receive, in lieu of additional salary, annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value of $500,000 and (ii) subject to the approval of the Compensation Committee, will be eligible to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $750,000 and $1,500,000. Ms. Daly will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $2,500,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Ms. Daly in certain circumstances.

(7)	Prior to the IPO, Ms. Daly received equity awards in DreamWorks Studios having a grant-date value of approximately $5,700,000. In connection with the IPO, DreamWorks Animation converted these equity awards into 203,571 shares of Class A Stock (valued at the IPO price of $28.00 per share). This conversion was effected pursuant to DreamWorks Animation’s 2004 Omnibus Incentive Plan and DreamWorks Studios’ Employee Equity Participation Plan.
(8)	Includes 4,643 shares of unvested restricted stock granted at the time of the IPO (1,741 of which vested in 2005) and 104,674 fully vested restricted stock units granted to Ms. Kendrick at the time of the IPO. Delivery of the remaining 2,902 shares of restricted stock will occur in 2006 and 2007 (1,451 shares per year). As of December 31, 2004, these shares of restricted stock and restricted stock units had a value of $4,035,176 (based on $37.51 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on shares of restricted stock or restricted stock units. In addition, beginning in 2005, subject to annual approval by the Compensation Committee, Ms. Kendrick will be eligible to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $300,000 and $600,000. Ms. Kendrick will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $1,500,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity compensation to Ms. Kendrick in certain circumstances.
(9)	Represents 89,939 fully vested restricted stock units granted to Ms. Leslie at the time of the IPO. As of December 31, 2004, these restricted stock units had a value of $3,373,612 (based on $37.51 per share, the closing price of DreamWorks Animation’s Class A Stock on the NYSE on such date). DreamWorks Animation will not pay dividends on restricted stock units. In addition, beginning in 2005, subject to annual approval by the Compensation Committee, Ms. Leslie will be eligible to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value, depending on DreamWorks Animation’s performance, ranging between $350,000 and $700,000. Ms. Leslie will also be eligible, beginning in 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual aggregate grant-date value targeted at $1,500,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by the Compensation Committee. In addition, the Compensation Committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Ms. Leslie in certain circumstances.

Option Grants in Last Fiscal Year

Prior to the IPO, there were no options or other equity-based awards outstanding with respect to DreamWorks Animation’s Common Stock. In connection with the Separation and the IPO, DreamWorks Animation converted existing equity-based awards in DreamWorks Studios and its subsidiaries into equity-based awards for its common stock. The conversion was intended to preserve the economic value of existing equity-based awards in DreamWorks Studios at the time of the Separation. In addition, at the time of the IPO, DreamWorks Animation issued additional equity-based awards, including options, restricted stock units and shares of restricted stock to certain of its executive officers. The following two tables set forth all grants of options to acquire shares of Class A Stock (i) issued as a conversion of equity-based awards in DreamWorks Studios and (ii) granted at the time of the IPO for the executive officers named in the Summary Compensation Table during fiscal 2004. Neither Roger Enrico nor Jeffrey Katzenberg were issued any options in conversion of outstanding equity-based awards in DreamWorks Studios.

Options Issued in Conversion of Equity-Based Awards in DreamWorks Studios

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%	10%
Ann Daly	5,223	(2)	0.11%	$32.31	10/27/2014	$69,623	$210,017
	29,598	(3)	0.64%	32.31	10/27/2014	394,541	1,190,136

Katherine Kendrick	12,188	(2)	0.26%	$22.43	10/27/2014	$282,883	$610,497
	1,741	(3)	0.04%	22.43	10/27/2014	40,409	87,207
	33,080	(2)	0.72%	31.41	10/27/2014	470,728	1,359,919
	4,643	(3)	0.10%	31.41	10/27/2014	66,070	190,874
	4,353	(2)	0.09%	32.31	10/27/2014	58,025	175,034
	24,665	(3)	0.54%	32.31	10/27/2014	328,784	991,780

Kristina M. Leslie	6,094	(2)	0.13%	$22.43	10/27/2014	$141,442	$305,248
	871	(3)	0.02%	22.43	10/27/2014	20,216	43,628
	23,214	(3)	0.50%	28.00	10/27/2014	409,495	1,033,487
	6,964	(2)	0.15%	31.41	10/27/2014	99,098	286,290
	4,643	(3)	0.10%	31.41	10/27/2014	66,070	190,874
	1,741	(2)	0.04%	32.31	10/27/2014	23,208	70,006
	9,866	(3)	0.21%	32.31	10/27/2014	131,514	396,712
	5,804	(2)	0.13%	37.48	10/27/2014	47,361	203,372

(1)	Calculated based upon all options issued to DreamWorks Animation’s and DreamWorks Studios’ employees both in conversion of equity-based awards in DreamWorks Studios and as new grants in connection with the IPO.
(2)	The number of shares indicated underlies fully vested options to purchase Class A Stock received in conversion of fully vested equity-based awards in DreamWorks Studios granted to the officer by DreamWorks Studios.
(3)	The number of shares indicated underlies unvested options to purchase Class A Stock received in conversion of unvested equity-based awards in DreamWorks Studios granted to the officer by DreamWorks Studios. These options vest over time based on the same vesting schedule of the equity-based awards in DreamWorks Studios from which they were converted. Options with an exercise price of $32.31 vest pro rata over a period of six years; options with an exercise price of $22.43 vest in June 2005; options with an exercise price of $31.41 vest pro rata over a period of three years; and options with an exercise price of $28.00 vest pro rata over a period of seven years.
(4)	Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually for a ten-year period based on $28.00 per share (the initial public offering price for the Class A Stock). These assumptions are not intended to forecast future appreciation of DreamWorks Animation’s stock price. The potential realizable value does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Because no active trading market existed for options granted prior to the IPO, for purposes of the table set forth above, the amounts in these columns have been calculated based upon $28.00 per share, the IPO price for the Class A Stock. Because a portion of the options (those with a $22.43 exercise price) were granted with an exercise price below $28.00 per share (on an as-converted basis), the Company has recorded a compensation expense in an amount equal to the difference between the exercise price at grant date and the IPO price.

New Option Grants

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%	10%
Roger A. Enrico	89,286	(2)	1.94%	$28.00	10/27/2014	$1,575,005	$3,975,013
Jeffrey Katzenberg	423,214	(2)	9.19%	28.00	10/27/2014	7,465,495	18,841,487
Ann Daly	177,679	(2)	3.86%	28.00	10/27/2014	3,134,258	7,910,269
Katherine Kendrick	73,214	(3)	1.59%	28.00	10/27/2014	1,291,495	3,259,487
Kristina M. Leslie	73,214	(3)	1.59%	28.00	10/27/2014	1,291,495	3,259,487

(1)	Calculated based upon all options issued to DreamWorks Animation’s and DreamWorks Studios’ employees both in conversion of equity-based awards in DreamWorks Studios and as new grants in connection with the IPO.
(2)	Represents shares underlying options granted to Messrs. Enrico and Katzenberg and Ms. Daly at the time of the IPO that vest in the first quarter of 2009 contingent upon the achievement of certain performance goals as established by the Compensation Committee.
(3)	Represents shares underlying unvested options granted to Ms. Kendrick and Ms. Leslie at the time of the IPO. The options vest pro rata over a four-year period.
(4)	Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually for a ten-year period based on the exercise price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of DreamWorks Animation’s stock price. The potential realizable value does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Exercise of Stock Options

None of DreamWorks Animation’s executive officers exercised options to purchase Class A Stock in fiscal 2004. The following table shows aggregate amounts of outstanding options held by the executive officers named in the Summary Compensation Table as of December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End

Option/SAR Values

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-money Options/SARs at Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger A. Enrico	—	89,286	—	$849,110
Jeffrey Katzenberg	—	423,214	—	4,024,765
Ann Daly	5,223	207,277	$27,160	1,843,637
Katherine Kendrick	49,621	104,263	408,219	879,100
Kristina M. Leslie	21,473	110,937	156,725	996,656

(1)	Amounts in this column reflect the difference between the fair market value of the underlying securities at fiscal year-end 2004 (the closing price for DreamWorks Animation’s Class A Stock on the NYSE on December 31, 2004) and the exercise price of the option.

Management Consulting Agreements

DreamWorks Animation has entered into consulting agreements with Steven Spielberg and David Geffen, pursuant to which each of Messrs. Spielberg and Geffen provide consulting services to DreamWorks Animation with respect to its operations, overall direction and projects. They are each paid $1 for these services and are reimbursed for reasonable travel and other expenses incurred in the performance of their duties as are customarily reimbursed for executives in DreamWorks Animation’s industry.

Executive Compensation, Employment Agreements

DreamWorks Animation has entered into employment agreements with its executive officers and with Roger Enrico, the chairman of the Board of Directors. See “—Director Compensation—Chairman of the Board” for details regarding the services Mr. Enrico performs for DreamWorks Animation and a description of Mr. Enrico’s compensation. The principal terms of these employment agreements are described below.

Katzenberg Employment Agreement

In connection with the Separation, DreamWorks Animation entered into an employment agreement with Jeffrey Katzenberg, its chief executive officer. The agreement provides for a five-year term. Mr. Katzenberg’s professional services are exclusive to DreamWorks Animation; however, he is permitted to provide services to DreamWorks Studios for up to 10% of his professional working hours where he consults with DreamWorks Studios’ executives regarding the distribution and marketing for DreamWorks Studios’ films (including DreamWorks Animation’s films).

Mr. Katzenberg’s compensation is described in the Summary Compensation Table. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to other benefits, including reimbursement for expenses related to airplane usage incurred in the performance of his duties and security personnel services. Mr. Katzenberg is responsible for all other business related travel, hotel, entertainment and other business expenses that he is required to incur in connection with his duties.

The employment agreement further provides that DreamWorks Animation may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement).

If DreamWorks Animation terminates Mr. Katzenberg’s employment other than for cause, incapacity or death, or if Mr. Katzenberg terminates his employment for good reason, DreamWorks Animation will provide Mr. Katzenberg his base salary and benefits until the original term of his employment agreement expires and all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant.

If Mr. Katzenberg’s employment is terminated by DreamWorks Animation for cause, it will have no further obligations to Mr. Katzenberg under the agreement other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term. The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for incapacity, Mr. Katzenberg will also be entitled to receive 50% of his base salary, and all medical, dental, life and other benefits, for the remainder of the term of the employment agreement.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

If DreamWorks Animation undergoes a change in control (as defined in the agreement), all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, DreamWorks Animation will indemnify Mr. Katzenberg, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

DreamWorks Animation agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law, against any claims or losses arising in connection with Mr. Katzenberg’s service to it or any affiliate.

Mr. Katzenberg agreed to non-solicitation and confidentiality provisions in the agreement.

Enrico Employment Agreement

In connection with the Separation, DreamWorks Animation entered an employment agreement with Roger Enrico, the Chairman of the Board of Directors. The agreement provides for a five-year term. Mr. Enrico is required to devote up to approximately two working days per week to the affairs of DreamWorks Animation’s business on a non-exclusive basis, although he is not permitted to directly compete with its business.

Mr. Enrico’s compensation is described in “—Director Compensation—Chairman of the Board” and in the Summary Compensation Table above. In addition to such compensation, Mr. Enrico is entitled to reimbursement for travel and other expenses incurred in the performance of his duties.

The employment agreement further provides that DreamWorks Animation may terminate Mr. Enrico’s employment during the employment period with or without cause (as defined in the agreement) and Mr. Enrico may terminate his employment agreement for good reason (as defined in the agreement).

If DreamWorks Animation terminates Mr. Enrico’s employment other than for cause, incapacity or death, or if Mr. Enrico terminates his employment for good reason, Mr. Enrico will be entitled to retain all grants of equity-based compensation made to him on or prior to the date of termination and any grants for which he has become eligible but which were not yet made. In addition, Mr. Enrico will also be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his termination of employment. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Enrico will be entitled to receive or exercise 100% of the awards that he held on the date of his termination of employment. The exercisable portion of any award will remain exercisable for the remainder of the term of the grant. Notwithstanding the foregoing, if Mr. Enrico terminates his employment for good reason as a result of DreamWorks Animation’s failure to make an annual equity incentive award (or a cash payment in lieu thereof) that he is entitled to receive under his employment agreement, in lieu of the payments and equity-based compensation described in the preceding sentences of this paragraph, Mr. Enrico will be entitled to receive a one-time-only payment in the amount of $4,000,000.

If Mr. Enrico’s employment is terminated by DreamWorks Animation for cause as a result of his material breach of terms in his employment agreement relating to performance of duties, non-competition,

non-solicitation, confidentiality or ownership of intellectual property, Mr. Enrico will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made, but will not be entitled to receive any additional grants of equity-based compensation after termination. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Enrico will be entitled to receive or exercise a percentage of the awards that he held on the date of his termination of employment determined based on the length of time he was employed prior to termination. The exercisable portion of any award will remain exercisable for the remainder of the term of the grant. If Mr. Enrico’s employment is terminated by DreamWorks Animation for cause as a result of other matters, Mr. Enrico will not be entitled to any equity-based compensation that has not already vested.

If Mr. Enrico’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Enrico (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made. In the event of termination as a result of incapacity, Mr. Enrico will not be entitled to receive any additional grants of equity-based compensation after termination. In the event of termination as a result of death, Mr. Enrico’s estate or beneficiary will be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his death. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by DreamWorks Animation throughout the performance period. In the event that performance goals are attained, Mr. Enrico (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for one year after the date of termination. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

DreamWorks Animation agreed to indemnify Mr. Enrico to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Enrico’s service to it or any affiliate, including in connection with any consulting services Mr. Enrico rendered to DreamWorks Studios in connection with the IPO. In addition, DreamWorks Animation will indemnify Mr. Enrico, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control.

Mr. Enrico agreed to non-competition, non-solicitation and confidentiality provisions in the agreement.

Additional Employment Agreements

DreamWorks Animation has entered into employment agreements with each of its other executive officers named in the Summary Compensation Table. In general, these agreements provide for five-year terms. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in DreamWorks Animation’s benefits plans.

These employment agreements provide that DreamWorks Animation may terminate the executive officer’s employment with or without cause (as defined in the agreement) and the executive officer may terminate his or her employment for good reason (as defined in the agreement).

If DreamWorks Animation terminates employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, DreamWorks Animation will generally continue his or her base salary and benefits until expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant.

If the executive officer’s employment is terminated by DreamWorks Animation for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated by DreamWorks Animation during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. Subject to the attainment of applicable performance goals, exercisability or settlement of awards subject to the grants will be determined after the end of the applicable performance period specified in each grant as if the executive officer had continued to be employed, and the executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time the executive officer was employed prior to termination, and will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

Under certain circumstances, after the end of the five-year term of the employment agreements, a portion of the grants that have not yet vested may continue to vest if performance goals are achieved.

If DreamWorks Animation undergoes a change in control (as defined in the agreement), all equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, DreamWorks Animation will indemnify each executive officer, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

DreamWorks Animation agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to it or any affiliate. In addition, each executive officer will be required to agree to non-solicitation and confidentiality provisions in the agreement.

Code of Ethics

DreamWorks Animation has adopted a code of ethics applicable to its chief executive officer, chief financial officer and chief accounting officer, as well as persons performing similar functions. A copy of DreamWorks Animation’s code of ethics has been filed as an exhibit to its Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Between DreamWorks Studios and DreamWorks Animation

Prior to the Separation, DreamWorks Animation operated as a business division of DreamWorks Studios. In connection with the Separation, DreamWorks Animation entered into the Separation Agreement and a number of other agreements with DreamWorks Studios for the purpose of accomplishing the Separation and of establishing the terms of its other relationships with DreamWorks Studios. These agreements govern DreamWorks Animation’s relationship with DreamWorks Studios subsequent to the Separation.

Separation Agreement

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C.:

•	its animated theatrical films and direct-to-video films (including the films transferred to it by DW Funding, but not including any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films;

•	its 99% interest in DreamWorks Post-Production LLC an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations; and

•	all accounting and other books, records and files primarily relating to the business and operations of the animation group of DreamWorks Studios.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004. In addition, DreamWorks Animation assumed (i) approximately $325 million of indebtedness that DreamWorks Studios borrowed under its revolving credit facility, (ii) $75 million in advances that Vivendi Universal Entertainment LLLP (“Universal Studios”) made to DreamWorks Studios to fund animated motion pictures and (iii) $80 million of subordinated debt owed to HBO. DreamWorks Animation repaid all of the revolver debt and $30 million of the subordinated debt owed to HBO with proceeds from the IPO, and DreamWorks Studios has been released from its obligation to repay this indebtedness. In addition, DreamWorks Animation borrowed approximately $101.4 million under its $200 million revolving credit facility upon the consummation of the IPO to repay an equivalent amount of other debt of DreamWorks Studios, which DreamWorks Animation subsequently repaid.

Immediately after the contribution of the contributed assets and the assumption of the assumed liabilities, and pursuant to the terms of the Separation Agreement and the Formation Agreement described below:

•	DreamWorks Studios distributed its interest in DreamWorks Animation L.L.C. (other than a portion used in the redemption of the preferred interests as described below) to its members (other than Universal Studios and Thomson);

•

Universal Studios contributed $75 million in face value of its preferred interests in DreamWorks Studios and Thomson contributed $50 million in face value of its preferred interests in DreamWorks Studios to DreamWorks Animation in exchange for Common Stock, and DreamWorks Studios subsequently redeemed those preferred interests in exchange for 100% of the capital stock of DreamWorks Inc., a wholly owned subsidiary of DreamWorks Studios that owns 1% of DreamWorks Animation L.L.C. as its sole asset, and direct interests in DreamWorks Animation L.L.C.;

•	all members of DreamWorks Studios that received interests in DreamWorks Animation L.L.C. contributed those interests to DreamWorks Animation in exchange for shares of its Common Stock;

•	entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, contributed the shares of DreamWorks Animation’s Common Stock received by them in the Separation (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A Stock and 1,154,079 shares of Class B Stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A Stock (4,901,858 shares of which were sold in the IPO) and one share of Class C Stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A Stock (775,213 shares of which were sold in the IPO) and (4) in the case of Universal Studios, 1,039,756 shares of Class A Stock (all of which was sold in the IPO) to Holdco, in exchange for partnership interests in Holdco;

•	Holdco and each member of DreamWorks Studios not participating in Holdco (other than Thomson) pledged a portion of their shares of Common Stock as collateral for DreamWorks Studios’ revolving credit facility;

•	DreamWorks Studios transferred to DreamWorks Animation its 40% interest in Pacific Data Images L.L.C. in exchange for 1,795,313 shares of Class A Stock;

•	DreamWorks Animation’s wholly owned merger subsidiary merged with and into Pacific Data Images Inc. (“PDI”) which became a wholly owned subsidiary of DreamWorks Animation and shares of PDI common stock were converted into an aggregate of 2,692,970 shares of Class A Stock (2,416,046 of which were received by DreamWorks Studios). Outstanding options to purchase common stock of PDI were converted into options to purchase Class A Stock in the merger;

•	DreamWorks Studios used shares of Class A Stock that it received in connection with the PDI transactions described above to convert vested equity-based compensation awards of its employees and advisors into shares of Class A Stock; and

•	DreamWorks Studios distributed remaining shares of Class A Stock held by it to its members (other than Universal Studios and Thomson).

Following the separation transactions described above, DreamWorks Animation became a holding company with two operating subsidiaries, DreamWorks Animation L.L.C. and PDI.

Under the Separation Agreement, neither DreamWorks Animation nor DreamWorks Studios made any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of the separation;

•	any consents or approvals required in connection with the transfers;

•	the value or freedom from any security interests of any assets transferred;

•	the absence of any defenses or freedom from counterclaim with respect to any claim of either DreamWorks Animation or DreamWorks Studios; or

•	the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of the IPO.

DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Non-competition.    The Separation Agreement provides that until the video release of the last animated motion picture subject to the Distribution Agreement described below under “—Distribution Agreement”, DreamWorks Studios and its controlled affiliates will not develop, produce or exploit any animated motion pictures (as defined in the Separation Agreement), except (i) pursuant to the Distribution Agreement, (ii) DreamWorks Studios may exploit certain retained motion pictures and (iii) DreamWorks Studios may develop, produce and exploit under the “Go Fish” label certain animated motion pictures that have an acquisition or development cost of $10,000,000 or less. In addition, until the video release of the last animated motion picture subject to the Distribution Agreement, neither DreamWorks Animation nor its affiliates will develop, produce and/or exploit live action motion pictures (as defined in the Separation Agreement) and either DreamWorks Animation and its affiliates or DreamWorks Studios and its affiliates may develop, produce and/or exploit hybrid motion pictures (as defined in the Separation Agreement). Steven Spielberg, Jeffrey Katzenberg and David Geffen, in their individual capacities and not as managing members of DreamWorks Studios, are not bound by the non-competition provisions of the Separation Agreement.

Theme Park Activities.    The Separation Agreement and Distribution Agreement provide that, to the extent DreamWorks Animation wishes to exploit theme park rights, it will only do so through Universal Studios until the later of the date (i) Steven Spielberg no longer has any contractual relationships with DreamWorks Animation and (ii) the time that he, his wife, his or her issue (or trusts for the primary benefit of any of them), his or her siblings (or trusts for the primary benefit of any of them) or a private charitable foundation organized by him and/or his wife no longer directly or indirectly own or control any shares of Class A Stock issued to Steven Spielberg by DreamWorks Animation or no longer have a membership interest in DreamWorks Studios.

Trademark License Agreement/Trademark Assignment Agreement

In connection with the Separation, certain trademarks related to the “DreamWorks” name were transferred to DreamWorks Animation and DreamWorks Animation entered into a trademark license agreement pursuant to which it granted to DreamWorks Studios a fully paid, irrevocable license to use certain trademarks owned by DreamWorks Animation. In addition, DreamWorks Studios assigned to DreamWorks Animation certain of its other trademarks pursuant to a trademark assignment agreement.

Glendale Animation Campus

In May 1996, DreamWorks Animation entered into an agreement with a financial institution for the construction of an animation campus in Glendale, California, and the subsequent lease of the facility upon its completion in early 1998. The lease on the Glendale animation campus, which was acquired and financed by the financial institution for $76.5 million, qualified as an operating lease for DreamWorks Animation. In March 2002, DreamWorks Animation renegotiated the lease through the creation of a special purpose entity that acquired the property from the financial institution for $73.0 million and the special purpose entity leased the facility back to DreamWorks Animation for a five-year term. DreamWorks Animation sub-leases a portion of the property to DreamWorks Studios.

Distribution Agreement

Term of Agreement and Exclusivity.    Effective October 1, 2004, DreamWorks Animation entered into a Distribution Agreement with DreamWorks Studios, whereby DreamWorks Animation granted to DreamWorks Studios the exclusive worldwide right to distribute all of DreamWorks Animation’s animated feature films, including its previously released films, and direct-to-video films completed and available for release through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010, unless, in either case, terminated earlier as described below. In general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that DreamWorks Animation pre-approves (such as DreamWorks Studios’ existing arrangements with Universal Studios, CJ Entertainment and Kadokawa Entertainment as described below). In addition, even if DreamWorks Animation terminates its distribution relationship with DreamWorks Studios, DreamWorks Animation’s existing and future films generally will still be subject to the terms of those pre-approved agreements, as well as the Universal Agreements described below. The Distribution Agreement also grants DreamWorks Studios identical rights with respect to all animated feature films and direct-to-video films DreamWorks Animation has previously released.

Distribution of DreamWorks Animation’s films generally includes (1) domestic and international theatrical exhibition, (2) domestic and international home video exhibition, (3) domestic and international television licensing, including pay-per-view, pay television, network, basic cable and syndication, (4) non-theatrical exhibition, such as on airlines, in schools and in armed forces institutions and (5) Internet, radio (for promotional purposes only) and new media rights, to the extent that DreamWorks Animation or any of its affiliates own or control the rights to the foregoing. DreamWorks Animation retains all other rights to exploit its films, including the right to make prequels and sequels, commercial tie-in and promotional rights with respect to each film, as well as merchandising, interactive, literary publishing, music publishing and soundtrack rights. Once DreamWorks Studios has acquired the license to distribute one of DreamWorks Animation’s animated films or direct-to-video films, it generally has the right to exploit the animated film or direct-to-video film in the manner described above for 16 years from the film’s initial general theatrical release, or 10 years from initial release, with respect to direct-to-video films.

Distribution Services.    DreamWorks Studios is directly responsible for the initial U.S. theatrical release of all of DreamWorks Animation’s qualified animated films, but may engage one or more sub-distributors and service providers for all other markets, subject to DreamWorks Animation’s prior written approval with respect to entities not currently so engaged by DreamWorks Studios. DreamWorks Studios has entered into the Universal Distribution Agreement with Universal Studios (described below) that provides that Universal Studio’s affiliate will distribute and market DreamWorks Studios’ films (including DreamWorks Animation’s) in international theatrical markets excluding Japan, Korea and the People’s Republic of China. In Japan, DreamWorks Studios has contracted with Kadokawa Entertainment to provide such services and in Korea and the People’s Republic of China, DreamWorks Studios has contracted with CJ Entertainment. For worldwide home video fulfillment services (excluding Japan and Korea), DreamWorks Studios has entered into the Universal Home Video Agreement with Universal Studios (described below) to provide marketing, distribution and other fulfillment services. Such services are provided in Japan by Kadokawa Entertainment and in Korea by CJ Entertainment. DreamWorks Studios has also entered into output agreements with many of the major pay and broadcast television providers throughout the world. In the past, as a division of DreamWorks Studios, DreamWorks Animation’s films were generally covered by these license and output agreements. DreamWorks Animation expects that under the Distribution Agreement it will continue to benefit from DreamWorks Studios’ existing agreements and relationships.

The agreement provides that DreamWorks Studios will advertise, publicize, promote, distribute and exploit DreamWorks Animation’s animated feature films and direct-to-video films in a manner consistent with DreamWorks Studios’ past practices used to service DreamWorks Animation’s previously released films and its prevailing and commercially reasonable practices with respect to its films under similar circumstances to the extent and as long as applicable and if a higher standard. Specifically, the distribution, promotional and marketing services DreamWorks Studios provides with respect to DreamWorks Animation’s theatrically released animated feature films must be substantially comparable on an overall basis in quality, level, priority and quantity to the provision of such services by DreamWorks Studios in connection with the initial theatrical and home video release of DreamWorks Animation’s four most recent films. DreamWorks Studios’ obligations to provide these services in the international theatrical markets serviced by Universal Studios and in the home video market serviced by Universal Studios are subject to the standards set forth in the Universal Agreements.

Additional Pictures.    To the extent DreamWorks Animation produces or acquire an animated feature film or hybrid animated/live action film that does not meet the criteria set forth in the Distribution Agreement, DreamWorks Animation will submit that additional film to DreamWorks Studios for possible license pursuant to the Distribution Agreement. DreamWorks Studios will prepare an estimate of the prints and advertising expenses for such film and, if DreamWorks Animation agrees with such estimate, DreamWorks Studios may license the film pursuant to the Distribution Agreement. If DreamWorks Animation disagrees with the estimate, subject to certain exceptions, it can license the film to another distributor if they offer DreamWorks Animation more favorable terms unless it is required to license the film to Universal Studios pursuant to the terms of the Universal Distribution Agreement.

Distribution Approvals and Controls.    Under the agreement, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provides), DreamWorks Studios is required to consult and submit to DreamWorks Animation a detailed plan and budget regarding the theatrical and home video marketing, release and distribution of each of DreamWorks Animation’s films. DreamWorks Animation has certain approval rights over these plans and is entitled, subject to certain limitations, to determine the initial domestic theatrical release dates for two films per year and, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provides), to approve the release date in the top 15 major international territories. Generally, DreamWorks Studios is not permitted to theatrically release any film with an MPAA rating of PG or less within the period beginning one week prior to, and ending one week following, the initial domestic and top 15 major international territories theatrical release dates of one of DreamWorks Animation’s films. Similar restrictions apply with respect to the home video distribution of DreamWorks Studios’ and DreamWorks Animation’s films.

Expenses and Fees.    The Distribution Agreement provides that DreamWorks Animation is solely responsible for all of the costs of developing and producing its animated feature films and direct-to-video films, including contingent compensation and residual costs. DreamWorks Studios is responsible for all of the out-of-pocket costs, charges and expenses incurred in the distribution, advertising, marketing, publicizing and promotion of each film (collectively, “Distribution Expenses”), including:

•	marketing materials such as theatrical and home video trailers and television spots;

•	advertising space in any print or electronic media;

•	film festivals, premieres, advance screenings and other special events promoting the films, and all associated expenses such as travel and accommodation expenses for talent and DreamWorks Studios’ employees and subject to DreamWorks Animation’s approval, such expenses of any territory managers and marketing managers of subdistributors pursuant to approved subdistribution agreements;

•	home video cassettes, DVDs, CD-ROMs and other such home video devices and prints, including for creation, manufacture, editing, dubbing, subtitling, rescoring, delivery and use of the foregoing or any other existing or future means of exploitation and including freight, shipping, transportation and storage costs;

•	checking and collecting gross receipts;

•	trade dues and assessments by trade organizations;

•	taxes and government fees;

•	remittance and conversion of gross receipts;

•	license fees, duties, other fees or any other amounts paid to permit use of DreamWorks Animation’s feature films;

•	a proportionate share of errors and omissions insurance;

•	transaction fees imposed on credit card charges purchasing admission to view DreamWorks Animation’s animated films;

•	the distribution of DreamWorks Animation’s animated films incurred at DreamWorks Animation’s direction, including an incremental costs to provide, at DreamWorks Animation’s request, distribution services or information not available in DreamWorks Studios’ normal course of business;

•	home video distribution expenses;

•	the prosecution, defense or settlement of any action directly relating to DreamWorks Studios’ exhibition or use of DreamWorks Animation’s animated films (or any element thereof), including interest and penalties; and

•	anti-piracy and security measures specific or incremental to DreamWorks Animation’s animated feature films.

DreamWorks Animation and DreamWorks Studios mutually agree on the amount of Distribution Expenses to be incurred with respect to the initial theatrical and home video release of each film in the domestic territory and in the 15 major international territories, including all print and advertising costs and media buys. Unless DreamWorks Animation and DreamWorks Studios otherwise agree, the aggregate amount of Distribution Expenses to be incurred is equal to or greater than 80% of the average amount of Distribution Expenses incurred by DreamWorks Studios to release DreamWorks Animation’s four most recent films, subject to certain adjustments. However, if DreamWorks Animation determines in good faith that a film’s gross receipts will be materially enhanced by the expenditure of additional Distribution Expenses, DreamWorks Animation may cause DreamWorks Studios to increase such expenditures, provided that DreamWorks Animation will be solely responsible for advancing to or reimbursing DreamWorks Studios for those additional expenditures within five business days of receiving an invoice from DreamWorks Studios.

DreamWorks Studios is entitled to (i) retain a fee of 8.0% of revenue (without deduction for distribution and marketing costs and third-party distribution and fulfillment services fees and sales agent fees) and (ii) recoup all of its distribution and marketing costs prior to DreamWorks Animation recognizing any revenue. If a feature film or a direct-to-video film does not generate revenue, net of the 8.0% distribution fee, sufficient for DreamWorks Studios to recoup its Distribution Expenses, DreamWorks Studios is not entitled to recoup those costs from proceeds of DreamWorks Animation’s other feature films or direct-to-video films.

Since the Distribution Agreement became effective on October 1, 2004, DreamWorks Studios has retained an aggregate 8.0% distribution fee of $89.8 million through March 31, 2005.

Creative Control.    DreamWorks Animation retains the exclusive right to make all decisions and initiate any action with respect to the development, production and acquisition of each of its films, including the right to abandon the development or production of a film, the right to exercise final cut and the right to delegate final cut to the director of any of DreamWorks Animation’s films. In order for DreamWorks Studios to be required to distribute DreamWorks Animation’s animated films under the Distribution Agreement, its animated films must, among other requirements, (i) be filmed in color and in the English language, (ii) be at least 75 minutes long, (iii) be an animated film or hybrid animated/live-action film, (iv) obtain a rating by the MPAA no more restrictive than PG-13, (v) be an animated feature film or hybrid animated/live action film possessing comparable production values and animation quality on an overall basis in comparison to animated feature films or hybrid animated/live action films released by DreamWorks Studios prior to the effectiveness of the Distribution Agreement, (vi) have certain available distribution rights owned by DreamWorks Animation and (vii) not have been refused by Universal Studios fulfillment services in connection with its video distribution in the domestic territory or distribution services in a substantial portion of the international territory pursuant to the terms of the Universal Agreements (described below).

Assignment.    (i) DreamWorks Studios may assign its rights and obligations under the Distribution Agreement to any of its affiliates that it controls, (ii) if DreamWorks Studios ceases to operate its domestic theatrical distribution business, DreamWorks Studios may assign or sub-license its domestic theatrical rights with respect to DreamWorks Animation’s films to Universal Studios under the same terms and conditions as set forth in the Distribution Agreement (in which case Universal Studios would continue to enjoy its rights and obligations, with respect to DreamWorks Animation’s films, that it currently enjoys under its sub-distribution and fulfillment servicing agreement with DreamWorks Studios) and (iii) DreamWorks Studios may assign its rights and obligations under the Distribution Agreement to a successor entity in the event DreamWorks Studios is acquired or merged into another entity, or in connection with a sale or assignment of all or substantially all of its theatrical distribution business to another entity.

Security Interest.    DreamWorks Animation and DreamWorks Studios have granted mutual security interests in connection with rights under the Distribution Agreement. DreamWorks Animation has granted DreamWorks Studios a security interest in its rights under the Distribution Agreement and to the distribution rights in and to each of DreamWorks Animation’s films licensed under the Distribution Agreement and the related assets, including marketing materials and the underlying literary and music materials, in order to secure the performance of DreamWorks Animation’s obligations and DreamWorks Studios’ rights under the Distribution Agreement. DreamWorks Studios has granted DreamWorks Animation a security interest in its distribution rights to each of DreamWorks Animation’s films licensed under the Distribution Agreement and its rights to, among other assets, (i) the gross revenues, (ii) distribution fees, (iii) distribution expenses and (iv) the marketing materials from DreamWorks Animation’s films. DreamWorks Animation and DreamWorks Studios each have entered into interparty agreements with secured lenders under their respective revolving credit agreements as well.

Termination.    Upon the occurrence of certain events of default, which include the failure of either party to make a payment and the continuance thereof for five business days, material uncured breach of the agreement and certain bankruptcy-related events, the non-breaching party may terminate the agreement. If DreamWorks Animation fails to deliver to DreamWorks Studios three films per each five-year period, if applicable, of the Distribution Agreement (e.g., three films within the first five years, six films within the first ten years), then DreamWorks Studios has the right to terminate the agreement. In addition, if DreamWorks Studios (i) is in breach or default under any sub-distribution or third-party service agreements that have been approved by DreamWorks Animation, and such breach or default has or will have a material adverse effect on the distribution rights granted under the Distribution Agreement, (ii) ceases to employ David Geffen and Steven Spielberg or they cease to be meaningfully involved in the management of DreamWorks Studios’ distribution business, or (iii) undergoes a change of control, including a sale of all or substantially all of its assets or its motion picture division, then, subject to DreamWorks Studios’ right to assign the agreement (in the case of clauses (ii) and (iii) as described above) DreamWorks Animation may terminate the agreement. If DreamWorks Animation terminates the agreement, it generally can require DreamWorks Studios to stop distributing DreamWorks Animation’s films in the various territories and markets in which DreamWorks Studios directly distributes DreamWorks Animation’s films or DreamWorks Animation can terminate the remaining term of the Distribution Agreement, but require DreamWorks Studios to continue distributing DreamWorks Animation’s films that it is currently distributing or are ready for release pursuant to the Distribution Agreement, subject, in each case, to the terms of any output or other agreements to which the films are then subject (provided that DreamWorks Studios continues to pay DreamWorks Animation all amounts required to be paid to it and to perform its other obligations pursuant to the Distribution Agreement) or permit DreamWorks Studios to continue distribution in territories and markets that DreamWorks Animation chooses. Unless otherwise agreed, termination of the Distribution Agreement will not affect the rights that any sub-distributor or service provider has with respect to DreamWorks Animation’s films pursuant to sub-distribution, servicing and licensing agreements that DreamWorks Animation has approved. Subject to the preceding sentence, in the event (i) DreamWorks Studios’ agreement with Universal Studios expires or is terminated by either party or (ii) DreamWorks Studios ceases to be engaged in the domestic theatrical distribution business and domestic theatrical exhibition rights are not assigned or sublicensed to Universal Studios in accordance with the terms of the Distribution Agreement, then either DreamWorks Animation or DreamWorks Studios may terminate the Distribution Agreement.

Universal Interparty Agreement

In connection with the Separation, DreamWorks Animation entered into an agreement with Universal Studios and DreamWorks Studios (the “Universal Interparty Agreement”) regarding the international theatrical distribution of DreamWorks Animation’s films and the provision of worldwide home video fulfillment services under the Universal Distribution Agreement (described below).

Previously Released Films.    The Universal Interparty Agreement provides that the rights to DreamWorks Animation’s previously released animated feature films (which were transferred to it from DreamWorks Studios pursuant to the Separation) are subject to the rights and obligations of DreamWorks Studios and Universal Studios under the Universal Distribution Agreement and the Universal Home Video Agreement between DreamWorks Studios and Universal Studios (which are described below). As such, the terms of those agreements continue to govern DreamWorks Studios’ international theatrical distribution of, and home video fulfillment services with respect to, DreamWorks Animation’s previously released animated feature films in the markets where Universal Studios provides these services.

Future Releases.    Under the Universal Interparty Agreement, DreamWorks Animation has agreed that the terms and conditions of the Universal Distribution Agreement and the Universal Home Video Agreement, respectively, relating to the international theatrical distribution of and worldwide home video fulfillment services for DreamWorks Studios’ films will also indirectly apply (through the Distribution Agreement with DreamWorks Studios) to DreamWorks Animation’s films for so long as the those agreements remain in effect. In addition, if DreamWorks Animation’s Distribution Agreement with DreamWorks Studios were to terminate, DreamWorks Animation’s films would become directly subject to the terms of the Universal Distribution

Agreement in the international theatrical markets where Universal Studios currently distributes DreamWorks Animation’s films and to the Universal Home Video Agreement in the worldwide home video markets where Universal Studios currently provides fulfillment services for DreamWorks Animation’s home videos. Please see “—DreamWorks Studios’ Agreements with Universal Studios” for a description of these arrangements.

Theme Park Rights.    DreamWorks Animation agreed with Universal Studios that the theme park exploitation rights related to DreamWorks Studios’ films and characters that DreamWorks Studios has granted to Universal Studios shall equally apply to DreamWorks Animation’s films and characters during the term of that agreement.

Termination.    The Universal Interparty Agreement provides that the termination provisions of the Universal Distribution Agreement and the Universal Home Video Agreement (described below) continue to apply to DreamWorks Studios and to Universal Studios in accordance with their original terms. Unless the Universal Distribution Agreement and the Universal Home Video Agreement terminate, DreamWorks Animation’s films are subject to those agreements. In the event DreamWorks Animation’s Distribution Agreement with DreamWorks Studios is terminated and DreamWorks Animation remains subject to the Universal Agreements, DreamWorks Animation would be required to pay Universal Studios distribution fees and reimburse them for distribution expenses as they are incurred, regardless of the performance of its films. As a result, DreamWorks Animation would have to record such expenses as they are incurred and would recognize revenue consistent with its revenue recognition methods prior to the effectiveness of the Distribution Agreement.

In addition, DreamWorks Animation has agreed that, notwithstanding any termination provisions in the Universal Distribution Agreement or the Universal Home Video Agreement, it does not have the right to terminate either of those agreements unless and until (i) DreamWorks Studios has repaid all amounts it owes to Universal Studios, including in respect of investments and advances, (ii) DreamWorks Animation has repaid all amounts it owes to Universal Studios, including in respect of the 2003 advance DreamWorks Animation assumed in connection with the Separation and (iii) Universal Studios has received an aggregate of $75 million of net proceeds from the sale of shares of Class A Stock by Universal Studios in the IPO and a follow-on offering or offerings.

As part of the Separation, DreamWorks Animation assumed $75 million that Universal Studios had advanced to DreamWorks Studios.

DreamWorks Studios’ Agreements with Universal Studios

The Universal Distribution Agreement covers the international theatrical distribution of all films (whether live action, animated, or a combination of both) that DreamWorks Studios theatrically releases in the domestic territory, as well as the worldwide home video fulfillment services of those films (excluding in each case the territories serviced by CJ Entertainment and Kadokawa). DreamWorks Animation has agreed with Universal Studios and DreamWorks Studios that the terms of the Universal Distribution Agreement shall apply to DreamWorks Animation’s films in the international theatrical markets where Universal Studios currently has the right to distribute DreamWorks Studios’ films and that the terms of the Universal Home Video Agreement shall apply in the worldwide markets where Universal Studios currently has the right to provide fulfillment services with respect to home videos.

International Theatrical Distribution

Term of Agreement and Exclusivity.    Pursuant to the Universal Distribution Agreement, DreamWorks Studios has granted to Universal Studios the exclusive right to initially theatrically distribute in the international territory (currently excluding Korea, the People’s Republic of China and Japan) all of the films DreamWorks Studios (including DreamWorks Animation’s films) initially theatrically distributes in the domestic territory. The agreement covers films domestically released by DreamWorks Studios through December 31, 2010, although Universal Studios has the right to extend the term of the agreement for up to two years under certain conditions. Notwithstanding expiration of the Universal Distribution Agreement, Universal Studios’ right to the exclusive initial international theatrical distribution of each of DreamWorks Studios’ distributed films extends for one year after DreamWorks Studios initially theatrically distributes that film in the domestic territory during the term of the Universal Distribution Agreement.

Distribution Services.    Universal Studios has agreed to provide marketing and distribution services in the international theatrical market for DreamWorks Studios’ films in a manner substantially equivalent in quantity, level and priorities to the services provided by Universal Studios with respect to theatrical distribution of Universal Studios’ motion pictures. Universal Studios has agreed to provide such services through United International Pictures, B.V. (“UIP”) which is co-owned by an affiliate of Universal Studios and an affiliate of Paramount Pictures. Services provided by UIP are required to be substantially equivalent in quality, level and priorities to the services provided by UIP to Universal Studios and Paramount Pictures for comparable pictures.

Distribution Approvals and Controls.    DreamWorks Studios has the right to exercise complete and final control in its absolute discretion over all aspects of the distribution, marketing and advertising of its films in the international theatrical market. Universal Studios may engage subdistributors, subject to DreamWorks Studios’ right of approval, which it must not unreasonably withhold. Universal Studios cannot, however, engage a subdistributor except in territories where UIP does not distribute any other films.

Expenses and Fees.    Universal Studios is entitled to retain a portion of the revenue it receives from theaters and subdistributors for DreamWorks Studios’ films it theatrically releases in the international market as a distribution fee. In addition, Universal Studios is entitled to recoup distribution expenses it incurs in distributing DreamWorks Studios’ films out of such revenue. Amounts payable to DreamWorks Studios and distribution expenses incurred by Universal Studios with respect to DreamWorks Studios’ films are aggregated on a monthly basis, and to the extent Universal Studios has incurred distribution expenses that exceed its revenue from DreamWorks Studios’ films it distributes, DreamWorks Studios must pay the difference to Universal Studios within five business days.

Retained Rights.    Universal Studios’ rights under the agreement extend solely to international theatrical distribution rights, the home video fulfillment services described below and limited non-theatrical international distribution rights (such as the right to exhibit films in hotels or motels); DreamWorks Studios retains the right to exploit all other rights to the films it theatrically releases, including domestic and international free and pay TV, home video and DVD sales. As described below, DreamWorks Studios has engaged Universal Studios as the home video fulfillment service provider for its films.

Assignment.    The Universal Distribution Agreement is non-assignable by either DreamWorks Studios or Universal Studios except to an affiliate or with the other party’s prior written consent.

Termination.    Either party may terminate the agreement upon certain events of default (including DreamWorks Studios’ right to terminate upon a change of control of DreamWorks Studios (including a sale of all or substantially all of its assets or its motion picture division)). In addition, DreamWorks Studios has the right to terminate the Universal Distribution Agreement if UIP ceases to distribute Universal Pictures’ and/or Paramount Pictures’ films or UIP’s ownership changes (in either event, a “UIP Restructure”).

Home Video Fulfillment Services

Term of Agreement and Exclusivity.    Under the Universal Home Video Agreement, Universal Studios has the exclusive worldwide right and obligation to render fulfillment services for every picture released by DreamWorks Studios into the home video market (including videocassettes, DVDs, video CDs and laserdiscs). The Universal Home Video Agreement covers home video releases by DreamWorks Studios (including DreamWorks Animation’s films) through December 31, 2010, although Universal Studios has the right to extend the term of the agreement for up to two years under certain conditions.

Fulfillment Services.    Under the agreement, Universal Studios is responsible for preparing marketing and distribution plans with respect to DreamWorks Studios’ home video releases, as well as arranging necessary third party services, preparing artwork, making media buys for product marketing, maintaining secure physical inventory sites and arranging shipping of the released picture. The fulfillment services Universal Studios provides must be in the aggregate substantially equivalent in quantity, level and priorities to the fulfillment services accorded by Universal Studios with respect to its own home video releases.

Approvals and Controls.    DreamWorks Studios exercises total dominion and control over the distribution of its home video releases. DreamWorks Studios has sole discretion over which pictures, if any, it releases into the home video market. Except in limited circumstances, Universal Studios cannot refuse to provide fulfillment services with respect to DreamWorks Studios’ home video releases.

Expenses and Fees.    In return for Universal Studios’ fulfillment services, DreamWorks Studios pays it a percentage of the total home video receipts DreamWorks Studios receives. This fee arrangement must be no less favorable to DreamWorks Studios than that of any of Universal Studios’ fulfillment services arrangements with third parties. DreamWorks Studios pays all expenses relating to home video distribution.

Assignment.    The Universal Home Video Agreement is non-assignable by either DreamWorks Studios or Universal Studios except to an affiliate or with the other party’s prior written consent.

Termination.    Either party may terminate the agreement upon certain events of default (including DreamWorks Studios’ right to terminate upon a change of control of DreamWorks Studios (including a sale of all or substantially all of its assets or its motion picture division)). In the event DreamWorks Studios can terminate the Universal Distribution Agreement due to a UIP Restructure, the Universal Home Video Agreement may also be terminated by DreamWorks Studios, but only in the international territory.

Services Agreement

DreamWorks Animation and DreamWorks Studios entered into a Services Agreement whereby DreamWorks Studios agreed to provide DreamWorks Animation with various corporate support services, including:

•	risk management;

•	information systems management;

•	payroll services;

•	legal and business affairs advisory and consulting services;

•	human resources administration;

•	certain procurement services; and

•	other general support services.

DreamWorks Studios also may provide DreamWorks Animation additional services that it and DreamWorks Studios may identify from time to time in the future. DreamWorks Animation provides DreamWorks Studios with certain services under the Services Agreement, including office space, information technology purchasing and limited legal services. Although the Services Agreement cannot be assigned to another party without either DreamWorks Animation’s or DreamWorks Studios’ consent, both DreamWorks Animation and DreamWorks Studios may engage third parties to provide services covered by the agreement.

The charges for these services generally allow either DreamWorks Animation or DreamWorks Studios, as applicable, to fully recover the actual costs of providing these services, including allocable employee salaries, fringe benefits and office costs and all out-of-pocket costs and expenses, plus 5% of the actual costs. In the event

DreamWorks Studios engages a third party to perform a service, it may charge DreamWorks Animation an amount equal to the amount charged to DreamWorks Studios by such third party, plus an uplift of 5%. Since the Separation Date through March 31, 2005, DreamWorks Animation has paid DreamWorks Studios $1.3 million, net of pay for services performed by DreamWorks Animation for DreamWorks Studios.

In general, the services provided under the Services Agreement will be provided by DreamWorks Animation or DreamWorks Studios, as applicable, for so long as any of DreamWorks Animation’s films are being distributed pursuant to the Distribution Agreement, unless another termination date has been agreed upon by both parties with respect to a particular service. Both DreamWorks Studios and DreamWorks Animation have the right, upon notice, to terminate any or all of the services either party is providing under the Services Agreement. As a receiving party, both DreamWorks Animation and DreamWorks Studios may exercise termination rights generally upon 45 days’ notice. As a providing party, both DreamWorks Animation and DreamWorks Studios may exercise termination rights generally upon 45 days’ notice, provided that the party exercising termination rights is not providing such service for itself.

Formation Agreement and Holdco Arrangement

As described below, certain members of DreamWorks Studios who received shares of DreamWorks Animation’s Common Stock in connection with the Separation entered into an arrangement among themselves with respect to the allocation of such shares among such members. In connection with the Separation and such arrangements, DreamWorks Animation entered into a Formation Agreement with DreamWorks Studios, Holdco and certain members of DreamWorks Studios. As more fully described below, the Formation Agreement provides for, among other things, the contributions to Holdco and the mechanics of up to two follow-on secondary offerings of Class A Stock. Entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, entered into a partnership agreement to form Holdco and contributed the shares of Common Stock received by them in the Separation (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A Stock and 1,154,079 shares of Class B Stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A Stock (4,901,858 shares of which were sold in the IPO) and one share of Class C Stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A Stock (775,213 shares of which were sold in the IPO) and (4) in the case of Universal Studios, 1,039,756 shares of Class A Stock (1,039,756 shares of which were sold in the IPO) to Holdco. DreamWorks Animation has agreed to effect a follow-on secondary offering of Class A Stock of a sufficient size to permit the Holdco partners to receive a minimum of approximately $533 million of aggregate net cash proceeds from a combination of sales of secondary shares in the IPO and such follow-on offering (assuming participation by all Holdco partners in such offerings). Shares to be sold in such follow-on offering will consist of shares of Common Stock retained by Holdco partners and certain of the Common Stock contributed to Holdco. Under no circumstances will DreamWorks Animation be obligated to issue additional shares of its Common Stock for sale in the follow-on offering, regardless of the size of such offering. Such follow-on offering must occur before May 31, 2006, and participation therein by the Holdco partners is subject, in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, to a 365 day lock-up period in connection with the IPO. Without the consent of its limited partners, Holdco may not conduct any activities other than those related to the activities described in this section.

Prior to the final allocation of shares contributed to Holdco, shares of Common Stock contributed to Holdco are held in the form of Class B Stock that is voted by Jeffrey Katzenberg and David Geffen or entities controlled by them. In order to elect the Class C Director, an entity controlled by Paul Allen holds one share of Class C Stock directly rather than through Holdco. Once the Holdco partners have received total net proceeds of approximately $533 million from the IPO and the follow-on offering (assuming participation by all Holdco partners in such offerings) and the remaining shares held by Holdco are allocated by Holdco to the Holdco partners as described below, only those shares held by or allocated to Jeffrey Katzenberg and David Geffen (or entities controlled by them) will remain Class B Stock. All other shares will be converted by Holdco to Class A Stock prior to their distribution or sale.

After May 2, 2005, either of Jeffrey Katzenberg and David Geffen (or entities controlled by them), acting together, or Paul Allen (or entities controlled by him) may select the timing of one follow-on secondary offering (which must occur prior to May 31, 2006). Upon the triggering of the follow-on offering, Holdco will exercise demand registration rights to facilitate the sale in a public follow-on offering by the Holdco partners (and, under certain circumstances, Holdco) of all or a portion of their retained shares and certain shares contributed to Holdco. If Jeffrey Katzenberg and David Geffen, or entities controlled by them, trigger the follow-on offering, the allocation of remaining shares by Holdco to the Holdco partners will occur promptly after the closing of the follow-on offering and receipt by the Holdco partners of at least an aggregate of approximately $533 million in net proceeds from this offering and the follow-on offering (assuming participation by all Holdco partners in such offerings). Remaining shares held by Holdco after the follow-on offering will be allocated by Holdco to the Holdco partners based on the gross price per share in such follow-on offering (calculated before the discount to be paid to the underwriters).

Alternatively, if Paul Allen (or entities controlled by him) triggers the follow-on secondary offering prior to May 31, 2006, the pricing and allocation of shares held by Holdco (and not sold in the offering) will occur after receipt by the Holdco partners of at least an aggregate of approximately $533 million in net proceeds from the IPO and the follow-on offering (assuming participation by all Holdco partners in such offerings) at the conclusion of a 20 consecutive trading day pricing period initiated by entities controlled by Jeffrey Katzenberg and David Geffen. The pricing period may be initiated at any time after the closing of such follow-on offering and prior to May 31, 2006, and valuation of the shares to be allocated by Holdco will be based on the volume-weighted average trading price of Class A Stock over the pricing period. If the valuation determined during the pricing period is higher than the price realized in the follow-on offering, the amount of net cash proceeds received by the participating Holdco partners in the follow-on offering will be deemed, solely for purposes of determining the allocation of shares by Holdco, to be the amount of net cash proceeds that would have been received if the shares sold in the follow-on offering had been sold at the valuation determined during the pricing period. At any time prior to the pricing of a follow-on offering triggered by Paul Allen, Jeffrey Katzenberg and David Geffen will have the option to convert such offering into a Katzenberg/Geffen triggered offering, in which case the share allocation provisions described in the preceding paragraph would apply.

If such a follow-on offering has not occurred by May 31, 2006, then Paul Allen (or entities controlled by him) will have the ability to initiate a follow-on secondary offering during the 18-month period (or 24-month period if Universal Studios triggers a follow-on offering as described below) beginning on June 1, 2006. In this event, the allocation of remaining shares held by Holdco will not occur until closing of the follow-on offering. Remaining shares held by Holdco after the follow-on offering will be allocated to the Holdco partners based on the gross price per share in the follow-on offering (calculated before the discount to be paid to the underwriters). If such follow-on offering has not occurred by December 1, 2007 (or June 1, 2008 if Universal Studios triggers a follow-on offering as described below), then entities controlled by Jeffrey Katzenberg and David Geffen will have the right to initiate a follow-on offering by December 31, 2007 (or June 30, 2008 if Universal Studios triggers a follow-on offering as described below). If a follow-on offering has not been consummated prior to December 1, 2006, then during the period from December 1, 2006 through February 28, 2007, Universal Studios will have the right to initiate a follow-on offering of stock held by Holdco of a sufficient size to generate aggregate net proceeds of $75 million for Universal Studios, when combined with the net proceeds received by Universal Studios in the IPO. If Holdco has not allocated all of its shares of Common Stock by January 1, 2008 (or July 1, 2008 if Universal Studios triggers a follow-on offering), then it will automatically distribute all of such shares to the Holdco partners at such time.

The Holdco partners, their parent entities and DreamWorks Animation have agreed in the Formation Agreement to certain trading and hedging limitations until the final allocation of shares contributed to Holdco.

DreamWorks Animation has agreed to indemnify the other parties to the Formation Agreement for any breaches of its representations and warranties set forth in the agreement. DreamWorks Animation is not a party to the Holdco partnership agreement, and the follow-on offering or offerings do not require it to issue any additional shares to be sold in such offering or offerings, regardless of the size of such offering.

On March 28, 2005, DreamWorks Animation filed a registration statement on Form S-1 with the SEC to register the sale of approximately $500 million of Class A Stock (assuming no exercise of an over-allotment option) by certain of its shareholders. This registration statement was filed in anticipation of a follow-on offering to be triggered by Jeffrey Katzenberg and David Geffen, acting together. The follow-on offering is expected to be completed sometime after May 27, 2005. DreamWorks Animation expects that, upon consummation of such follow-on offering, Holdco will allocate shares of DreamWorks Animation’s Common Stock to its partners in the manner described below.

The allocation of shares held by Holdco after any follow-on offering (other than in the case of a follow-on offering triggered by Universal Studios) will be as follows:

•	first, pro rata (based on the valuation methodology described above) necessary to satisfy each Holdco partner’s unreturned DreamWorks Studios’ capital as of the date of the IPO (reduced by such partner’s receipt of net cash proceeds in the IPO and the follow-on offering and taking into account the value of any shares retained and not contributed to Holdco by such partner); and

•	second, pro rata in proportion to their relative participation percentages in DreamWorks Studios as of the date of the IPO.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with Holdco, M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DW Investment II, Inc. (an entity controlled by Paul Allen), Jeffrey Katzenberg, David Geffen and Paul Allen. The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s chief executive officer;

•	the Class C Director (if any shares of Class C Stock are issued and outstanding);

•	one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s chief executive officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

•	such number of individuals selected by the Nominating and Corporate Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then Paul Allen (to the extent he holds Common Stock), other entities controlled by Paul Allen (to the extent they hold Common Stock) and other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director (other than, except for cause, the Class C director). In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (and, subject to certain limitations, after consultation with the Class C Director, if any) (but in accordance with the board composition requirements set forth above).

The Vulcan stockholder agreement provides that Paul Allen and entities controlled by Paul Allen have agreed to vote or act by written consent with respect to its Class C Stock solely in favor of Paul Allen as the Class C Director for so long as, in Paul Allen’s reasonable determination, he is able to serve as the Class C director and serving as the Class C Director would not cause him any economic detriment. In the event that, in Paul Allen’s reasonable determination, he is not able to serve as the Class C Director or serving as the Class C Director would cause him economic detriment, then the Class C holder has agreed to vote or act by written consent with respect to its Class C Stock solely in favor of the replacement Class C Director identified by an entity controlled by Paul Allen in consultation with DreamWorks Animation’s chairman (with an entity controlled by Paul Allen having the sole and exclusive right to select the replacement Class C Director).

Transfer of Shares

Restrictions on Transfer by Vulcan.    In the event that Paul Allen or any person controlled by Paul Allen (the “Vulcan Stockholders”) or any of their respective affiliates acquires any additional shares of DreamWorks Animation’s Common Stock or other voting securities (other than shares of Common Stock (including shares pledged to secure DreamWorks Studios’ revolving credit facility) owned by a Vulcan Stockholder or which a Vulcan Stockholder has a right to receive immediately after the final allocation of shares held by Holdco), then without DreamWorks Animation’s prior written consent, each Vulcan Stockholder has agreed not to transfer (other than to DreamWorks Animation or to any holder of Class B Stock or to Paul Allen or any entity controlled by Paul Allen) any such additional shares or shares in excess of the number of shares held at the time of the final allocation of shares by Holdco representing Vulcan’s invested DreamWorks Studios capital if the ultimate purchaser would (to such Vulcan Stockholder’s knowledge after reasonable due inquiry) beneficially own more than 5% of DreamWorks Animation’s then issued and outstanding Common Stock, after giving effect to such transfer. However, any Vulcan Stockholder is permitted to transfer such Common Stock to:

•	a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, if, after giving effect to such transfer, such “qualified institutional buyer” would be eligible to report its ownership of DreamWorks Animation’s Common Stock on Schedule 13G pursuant to Rule 13d-1 under Section 13 of the Exchange Act (or any successor provision thereto); and

•	any person who, upon consummation of such transfer, enters into (and agrees not to transfer such Common Stock except to permitted transferees that enter into) a “standstill agreement” with DreamWorks Animation and the holders of Class B Stock on the terms described below under “—Standstill” (or less restrictive terms that DreamWorks Animation agrees to).

Agreement to Convert.    The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Standstill

Limitation on Acquisitions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, acquire ownership of any additional shares of DreamWorks Animation’s Common Stock or other voting securities (except pursuant to the Formation Agreement or the Holdco partnership agreement). Notwithstanding the foregoing, Paul Allen and the Vulcan Stockholders are permitted to acquire (including pursuant to certain hedging transactions), beneficial ownership of additional shares of DreamWorks Animation’s Common Stock or other voting securities so long as the percentage of the aggregate number of shares of DreamWorks Animation’s Common Stock and other voting securities owned by Paul Allen, the Vulcan Stockholders and their respective affiliates (other than any such affiliate that is listed on a national securities exchange) does not exceed the greater of (x) 33% of the outstanding shares of DreamWorks Animation’s Common Stock and other voting securities and (y) such percentage of the number of such outstanding shares of DreamWorks Animation’s Common Stock or other voting securities owned by all of the Class B stockholders in the aggregate. In no event will Paul Allen or any Vulcan Stockholder be in breach of the Vulcan stockholder agreement or be required to sell any shares of DreamWorks Animation’s Common Stock or other voting securities because of a decrease in the percentage described in clause (y) above. Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation, Jeffrey Katzenberg and David Geffen that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions.

Other Restrictions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder have agreed with DreamWorks Animation that they will not, will cause each of their affiliates (other than any such affiliate that is listed on a national securities exchange) not to and use their reasonable best efforts to cause each of their respective affiliates not controlled by them (other than any such affiliate that is listed on a national securities exchange) not to, and Steven Spielberg has agreed in a separate standstill agreement that he will not, and will cause persons controlled by him not to, prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock, take any of the actions set forth below (unless pursuant to a transaction in which DreamWorks Animation has entered into a definitive agreement or the Board of Directors has recommended in favor of) (or take any action that would require DreamWorks Animation to make an announcement regarding any of the following):

•	effect, propose or cause or participate in, or assist any other person to effect, propose or participate in:

•	any tender or exchange offer, merger, consolidation, restructuring, liquidation or other extraordinary transaction involving DreamWorks Animation or any of its subsidiaries or any material portion of its or their business or any purchase of all or any substantial part of DreamWorks Animation’s assets or any of its subsidiaries; or

•	any solicitation of proxies with respect to DreamWorks Animation or any of its affiliates or any action resulting in Paul Allen, any affiliate of Paul Allen or such other person becoming a participant in any election contest with respect to DreamWorks Animation or any of its subsidiaries;

•	propose any matter for submission to a vote of DreamWorks Animation’s stockholders or call or seek to call a meeting of DreamWorks Animation’s stockholders;

•	seek election to, seek to place a representative on or seek the removal of any director, except the Class C Director;

•	grant any proxy with respect to any of DreamWorks Animation’s Common Stock (other than to Jeffrey Katzenberg, David Geffen, DreamWorks Animation’s chief executive officer or a bona fide financial institution in connection with a bona fide recourse borrowing);

•	execute any written consent with respect to any of DreamWorks Animation’s Common Stock other than in respect of the election or removal of the Class C Director or at the request of Jeffrey Katzenberg, David Geffen or DreamWorks Animation’s chief executive officer;

•	form, join or participate in a group with respect to any of DreamWorks Animation’s Common Stock or deposit any of DreamWorks Animation’s Common Stock in a voting trust or subject any of DreamWorks Animation’s Common Stock to any arrangement or agreement with respect to the voting of such Common Stock or other agreement having similar effect (in each case except with the Class B common stockholders); or

•	except pursuant to DreamWorks Animation’s restated certificate of incorporation as it relates to the Class C Director, take any other action to seek to affect the control of the management or the Board of Directors or any of DreamWorks Animation’s affiliates.

Each of Paul Allen and each Vulcan Stockholder has agreed with DreamWorks Animation that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions. Nothing in the standstill restrictions will restrict Paul Allen, any Vulcan Stockholder or the Class C Director, in their capacity as a director or board committee member of DreamWorks Animation or any non-wholly owned affiliate of Paul Allen or any Vulcan Stockholder, from exercising their fiduciary duties in such capacity as they deem to be in DreamWorks Animation’s best interest or in the best interest of such non-wholly owned affiliate.

Exceptions to Standstill.    The Vulcan stockholder agreement and the Spielberg standstill agreement provide that none of Paul Allen nor any Vulcan Stockholder nor Steven Spielberg nor any person he controls will be subject to any of the restrictions set forth above if:

•	DreamWorks Animation has entered into a definitive agreement providing for, or, in the case of the second sub-bullet below, the Board of Directors has recommended in favor of:

•	any acquisition or purchase by any person of a majority of DreamWorks Animation’s Common Stock,

•	any tender offer or exchange offer that if consummated would result in any person acquiring a majority of DreamWorks Animation’s Common Stock or

•	any merger, consolidation, share exchange or other business combination involving DreamWorks Animation which, if consummated, would result in DreamWorks Animation’s stockholders immediately prior to the consummation of such transaction ceasing to own at least a majority of the equity interests in the surviving entity;

•	any person (other than DreamWorks Animation, any Class B stockholder, Paul Allen, any Vulcan Stockholder or any of their respective affiliates) acquires 25% or more of the number of then outstanding shares of DreamWorks Animation’s Common Stock or other voting securities having the right to vote generally in the election of directors;

•	any holder of Class B Stock, Jeffrey Katzenberg, David Geffen or entity controlled by Jeffrey Katzenberg or David Geffen or any of their respective affiliates commences a “going private” transaction involving DreamWorks Animation or any of its material subsidiaries or a change of control transaction; or

•	after the allocation of shares held by Holdco Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold Common Stock representing at least 32.5% of the total voting power of DreamWorks Animation’s outstanding Common Stock.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding shares of Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

•	transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers to Holdco and transfers by Holdco in connection with the transactions described under “—Formation Agreement and Holdco Arrangement”;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

•	transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•	transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

•	transfers pursuant to a bona fide third party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers.    After November 2, 2005 (the date that is one year after consummation of the IPO), each party to the Class B stockholder agreement will be entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three month period may not exceed 25,000.

Right of First Offer.    Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right.    Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Holdco and, after the final allocation of shares held by Holdco, certain investors in DreamWorks Studios have registration rights with respect to Class A Stock.

Demand Registration Rights.    The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of Holdco and entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg or David Geffen. As described under “—Formation Agreement and Holdco Agreement,” on March 28, 2005, DreamWorks Animation filed a registration statement on Form S-1 in anticipation of receiving a demand registration request from Holdco in May 2005. After the final allocation of shares by Holdco, entities controlled by Paul Allen will have the right to require DreamWorks Animation to effect up to three additional registrations, and entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen will each have the right to require DreamWorks Animation to effect one additional registration. DreamWorks Animation has agreed not to allow any registration statement with respect to its Common Stock to be declared effective within a period of six months after the closing of the follow-on offering (or, if exercised, the closing of the over-allotment option relating to the follow-on offering), subject to limited exceptions.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days. In addition, DreamWorks Animation is not required to file a registration statement under the registration rights agreement prior to the date that is six months after consummation of the follow-on offering.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

If entities controlled by Paul Allen have not previously exercised all of their demand requests and have not received aggregate net cash proceeds from the IPO and a follow-on offering or offerings or pursuant to the prior exercise of registration rights representing 100% of their invested capital in DreamWorks Studios, then if a party to the registration rights agreement other than an entity controlled by Paul Allen demands a registration, an entity controlled by Paul Allen will be permitted to convert such demand registration into a demand by an entity controlled by Paul Allen and be treated as the requesting holder for all purposes.

Piggyback Registration Rights.    In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets. This partial increase in tax basis is expected to reduce the amount of tax that DreamWorks Animation may pay in the future, to the extent it generates taxable income in sufficient amounts in the future. Under a Tax Receivable Agreement that DreamWorks Animation entered into with an entity controlled by Paul Allen, DreamWorks Animation is obligated to remit to such entity 85% of the amount of cash savings, if any, in U.S. Federal income tax and California franchise tax that DreamWorks Animation actually realizes as a result of the partial increase in tax basis and certain other tax benefits related to DreamWorks Animation’s entering into the Tax Receivable Agreement, subject to repayment if it is determined that these savings should not have been available to DreamWorks Animation. DreamWorks Animation has the right to terminate the Tax Receivable Agreement at any time for an amount based on an assumed value of certain payments remaining to be made under the Tax Receivable Agreement at such time. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

At the time of the Separation, the increase in the tax basis of DreamWorks Animation’s assets was approximately $1.64 billion, resulting in a deferred tax asset of approximately $620 million. A substantial portion of these potential tax benefits may be realized over approximately 15 years. As a result of taxable income generated by DreamWorks Animation from the October 27, 2004 through December 31, 2004, DreamWorks Animation expects to realize $6.5 million in tax benefits as a result of the increased basis in the assets for the period from October 28, 2004 through December 31, 2004. DreamWorks Animation also expects to receive a tax benefit of $76.6 million in future years as management has determined that the benefits can be realized through a refund of taxes paid in 2004. Accordingly, DreamWorks Animation recorded a liability to a stockholder’s affiliate (an entity controlled by Paul Allen) of approximately $70.6 million representing 85% of these recognized benefits. All transactions described in this section with an entity controlled by Paul Allen have been recognized as a component of stockholders’ equity and have not impacted DreamWorks Animation’s operating results. Please see Note 13 to DreamWorks Animation’s audited consolidated financial statements included in its Annual Report on Form 10-K for 2004 filed with the SEC.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise and/or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication With Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from DreamWorks Animation and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, on March 17, 2005, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Respectfully submitted on April 22, 2005, by the members of the Audit Committee of the Board of Directors:

Lewis W. Coleman, Chairman

Roger A. Enrico

Mellody Hobson

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of the DreamWorks Animation’s executive officers and the Chairman of the Board of Directors (the “Chairman”), evaluating the performance of the Chairman and the chief executive officer (the “CEO”) and reviewing DreamWorks Animation’s compensation practices and policies generally. DreamWorks Animation has entered into employment agreements with the executive officers of DreamWorks Animation as well as with the Chairman.

Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee is responsible for, among other things:

•	reviewing key employee compensation policies, plans and programs;

•	monitoring performance and compensation of the Company’s employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•	functioning as the committee that administers the Company’s incentive programs.

Compensation Philosophy

DreamWorks Animation’s compensation philosophy is to encourage and reward performance by providing cash and equity incentives to its executive officers and other employees consisting of an annual base salary and grants of stock options, restricted stock grants and other equity-based compensation awards under DreamWorks Animation’s 2004 Omnibus Incentive Compensation Plan (the “Plan”). The goals of the Compensation Committee are to:

•	attract and retain exceptional directors, officers and employees;

•	align the compensation of executive officers with the Company’s business objectives and performance; and

•	align the executive officers’ interests with those of shareholders by enabling participation in the long-term growth and financial success of the Company.

Elements of Compensation

The compensation for executive officers, including the CEO, is based on two elements: annual base salary and equity-based compensation.

Base salaries for senior executives are reviewed on an annual basis by the Compensation Committee. The factors that influence the Compensation Committee determinations regarding base salary include job performance, level of responsibility, prior experience and comparable level of pay for peer group companies. The CEO’s base salary is reviewed annually and is subject to ratification by the independent directors.

Equity-based compensation is provided through grants of stock options, restricted stock and other equity-based awards pursuant to the Plan. Ownership of DreamWorks Animation’s Common Stock is a key element of executive compensation and is intended to provide additional incentives to the executive officers to maximize shareholder value. The Compensation Committee annually reviews equity-based compensation granted to the senior executives under the Plan, subject to ratification by the independent directors in the case of the CEO. Under the Plan, the Compensation Committee may also grant cash incentive awards payable upon the attainment of performance goals. No participant may receive a cash incentive award with a value in excess of $6,000,000 during any performance period. Equity-based compensation awards granted to the Chairman, the CEO and the chief operating officer are contingent on the achievement of performance goals as established by the Compensation Committee. Future equity-based compensation awards to each of DreamWorks Animations named executive officers (other than option grants) will also be contingent on the achievement of performance goals as established by the Compensation Committee.

Respectfully submitted on April 22, 2005, by the members of the Compensation Committee of the Board of Directors:

Lewis W. Coleman

Nathan Myhrvold

Howard Schultz, Chairman

DREAMWORKS ANIMATION STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below, which assumes a $100 investment on October 28, 2004 and reinvestment of any dividends, compares DreamWorks Animation’s total stockholder return, the NYSE Composite Index and the Standard & Poor’s Movies and Entertainment Index for the period beginning October 28, 2004 through March 31, 2005. The closing price per share of DreamWorks Animation’s Class A Stock on the NYSE was $40.71 on March 31, 2005. No cash dividends have been declared on DreamWorks Animation’s Class A Stock since the IPO. The comparisons in the table are required by the SEC and are not intended to forecast or be indicative of possible future performance of DreamWorks Animation’s Class A Stock.

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope, which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

April 28, 2005.

DreamWorks Animation’s 2004 Annual Report on Form 10-K has been mailed with this Proxy Statement. DreamWorks Animation will provide copies of all exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Katherine Kendrick, Corporate Secretary. The request must include a representation by the stockholder that as of April 25, 2005, the stockholder was entitled to vote at the Annual Meeting.

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

DREAMWORKS ANIMATION SKG, INC.

DreamWorks Animation SKG, Inc. Board of Directors

Audit Committee Charter

(Adopted as of October 29, 2004)

A. Purpose:    The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of DreamWorks Animation SKG, Inc. (the “Company”) is to (A) assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s external auditor (the “Independent Auditor”), and (iv) performance of the Company’s internal audit function (the “Internal Audit”) and the Independent Auditor and (B) prepare a report of the Committee as required to be included in the Company’s annual proxy statement.

B. Membership:    The Committee’s membership shall be determined by the Board upon recommendation of the Nominating and Governance Committee and shall consist of at least three directors. The members of the Committee shall meet the independence and experience requirements of the listing standards of the New York Stock Exchange (the “NYSE”) and the requirements for audit committee service set forth in the Securities Exchange Act of 1934, as amended (the “Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), in each case as in effect from time to time. At least one member of the Committee shall be an “audit committee financial expert” as determined by the Board in compliance with criteria established by the SEC. Committee members shall not serve on the audit committees of more than two other public companies unless the Board determines that such service does not impair the member’s ability to serve effectively on the Committee.

C. Roles and Responsibilities:    The Committee’s responsibility is one of oversight. The management of the Company is responsible for the preparation of complete and accurate annual and quarterly consolidated financial statements (“financial statements”) in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and laws and regulations. The Independent Auditor is responsible for planning and conducting in accordance with Generally Accepted Auditing Standards in the United States an audit of the Company’s annual consolidated financial statements and a review of the Company’s quarterly financial statements. The Committee recognizes that the financial management, the internal auditors and Independent Auditor have more knowledge and information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee cannot provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the Independent Auditor’s work.

The Committee shall have the authority to take any and all acts that it deems necessary to carry out its oversight function (in addition to any others that the Board may from time to time delegate to the Committee), including but not limited to:

1.  Financial Reporting and Disclosure

a.	Reviewing and discussing the annual audited financial statements and quarterly financial statements with management and the Independent Auditor, in each case including the disclosures under the caption “Management Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall make a recommendation to the Board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of Form 10-K).

b.	Reviewing and discussing with management, internal auditors and the Independent Auditor the quality and adequacy of internal controls and procedures (and any changes implemented including in light of material control deficiencies or weaknesses), including any management internal control report.

c.	Reviewing the Company’s financial reporting processes, disclosure and internal controls and procedures, and the process for the CEO and CFO quarterly and annual certifications required by the SEC with respect to financial statements and the Company’s disclosure and internal controls and procedures and any reports by the CEO and CFO regarding major issues as to the adequacy of the Company’s disclosure and internal controls and procedures and any special audit steps adopted in light of identified deficiencies.

d.	In connection with the Independent Auditor’s annual audit of the Company’s year-end financial statements (the “Annual Audit”) and the quarterly review of financial information, discussing with the Independent Auditor the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, including any audit problems or difficulties encountered in performing the audit and management’s response, and disagreements with management.

e.	Obtaining and reviewing annually, prior to the completion of the Annual Audit, a report from the Independent Auditor, describing (i) all critical accounting policies and practices to be used in the financial statements, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor, and (iii) other material written communications between the Independent Auditor and management, such as any management letter, internal control letter or schedule of unadjusted differences. Such review shall include a consideration of major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and a review of any reports or analyses on such topics or similar topics prepared by management, including any significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Discussing with the Independent Auditor any material issues raised in such reports as well as any audit problems or difficulties encountered and management’s response (including any restrictions on access, any accounting adjustments noted or proposed but “passed”) and any communications between the audit team and its national office concerning auditing or accounting issues presented by the engagement. The Committee shall be responsible for the resolution of disagreements among the Company’s management, the Independent Auditor and the internal auditors regarding financial reporting.

f.	Reviewing with management and the Independent Auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the Company’s financial statements.

g.	Discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that such discussions may be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made). The Company’s management will review with the chair of the Committee earnings press releases prior to issuance.

2. Internal Audit

a.	Reviewing with management, internal auditors and the Independent Auditor the annual plan and scope of work of the Internal Audit, including its responsibilities, budget and staffing.
b.	Reviewing, as appropriate, the results of Internal Audits and discussing related significant internal control matters with the internal auditors, the Company’s management and the Independent Auditor.

c.	Discussing the adequacy of the Company’s internal controls with internal auditors, the Company’s management and the Independent Auditor.

d.	Reviewing the appointment, replacement, reassignment or dismissal of, and periodically evaluating the performance of, the senior internal auditing executive.

3. Independent Auditor

a.	The Committee shall be responsible for the appointment, retention, termination, compensation and oversight of the Independent Auditor. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Auditor. The Independent Auditor shall report directly to the Committee.

b.	Reviewing the scope of the Annual Audit and services to be provided by the Independent Auditor during the year, including fees. Pre-approving all audit services (including those performed for purposes of providing comfort letters and statutory audits) and permitted non-audit services to be provided to the Company by the Independent Auditor, subject to any exceptions provided by the Act, and in each case including fees. The chair of the Committee may pre-approve any such services according to the procedures approved by the Committee, provided that any approval by the chair must be presented to the Committee at its next meeting.

c.	Obtaining and reviewing, at least annually, a report from the Independent Auditor describing: (i) the Independent Auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding any independent audits carried out by the Independent Auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the Independent Auditor and the Company, including the matters set forth in Independence Standards Board Standard No. 1. Discussing with the Independent Auditor any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the Independent Auditor.

d.	Obtaining assurance from the Independent Auditor that the audit was conducted in a manner consistent with Section 10A of the Act.

e.	Reviewing and periodically evaluating the Independent Auditor’s qualifications, performance and independence, including reviewing the performance of the lead audit partner of the Independent Auditor and assuring the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law. Reviewing and periodically evaluating whether a more frequent rotation of the lead and/or reviewing audit partner is advisable or whether a rotation of the Independent Auditor would be advisable.

f.	Establishing policies for the Company’s hiring of employees or former employees of the Independent Auditor who participated in any capacity in the audit of the Company, including a prohibition, as required by the Act, against the Company’s chief executive officer, chief financial officer, controller or chief accounting officer (or any person serving in an equivalent position) having worked on the Company’s audit as an employee of the Independent Auditor during the one year preceding the initiation of the current audit.

4. Risk Management and Compliance

a.	Discussing policies and procedures with respect to risk assessment and risk management, the Company’s major risk exposures and the steps management has taken to monitor and mitigate such exposures.

b.	Reviewing the effectiveness of the system for monitoring compliance with laws, regulations and the Company’s business conduct policies and the results of management’s investigation and follow up on any fraudulent acts or accounting irregularities.

c.	Periodically obtaining reports from management regarding legal and regulatory compliance and litigation matters.

d.	Reviewing with the Company’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or governmental agencies regarding compliance.

e.	Confirming with the Independent Auditor that they are not aware of any matters that might fall under Section 10A(b) of the Act.

f.	Establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Reviewing periodically with management and internal audit these procedures and any significant complaints received.

5. Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.	Meeting with such frequency and at such intervals as the Committee determines is necessary to carry out its duties and responsibilities, but in any case, not less than four times a year. The Committee shall meet separately, periodically, with management, with Internal Audit and with representatives of the Independent Auditor. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.	Reporting regularly to the Board.

c.	Preparing the report of the Committee required to be included in the Company’s annual proxy statement.

d.	Reviewing the adequacy of this Charter at least annually and recommending any proposed changes to the Board for approval.

e.	Conducting an annual performance evaluation of the Committee.

f.	Reviewing and making recommendations to the Board concerning the adequacy of the Company’s Code of Business Conduct and Ethics. Assisting the Board in reviewing and, when appropriate, granting any requests for a waiver.

g.	The Committee shall have the authority to retain such outside legal, accounting or other advisors, as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

D. Structure and Operations.    The Committee shall designate one member of the Committee to act as its chairperson. The Committee shall meet in person or telephonically at least four times per year at such times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The chairperson, with input from the other members of the Committee and, where appropriate, members of management and outside advisors, shall set the agendas for Committee meetings.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons it deems appropriate.

The Committee may form and delegate authority to subcommittees. In particular, the Committee may delegate to one or more of its members the authority to pre-approve audit and/or non-audit services, provided that the decisions of any member(s) to whom pre-approval authority is delegated shall be presented to the Committee at the next Committee meeting.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings and such other matters as required by this Charter or as the Board shall from to time specify

Except as expressly provided in this Charter, the Company’s by-laws or the Company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

E. Compensation.    No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (i) fees paid to directors for service on the Board (including customary perquisites and other benefits that all directors receive), (ii) additional fees paid to directors for service on a committee of the Board (including the Committee) or as the chairperson of any committee and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

ADMISSION TICKET

Bring this ticket with you for admission to the meeting.

DREAMWORKS ANIMATION SKG, INC.

Annual Meeting of Shareholders JUNE 22, 2005 at 8:00 a.m. PDT.

THE SHUTTERS HOTEL

1 Pico Boulevard Santa Monica, CA 90405

DREAMWORKS ANIMATION INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 22, 2005

The undersigned hereby appoints Jeffrey Katzenberg and David Geffen, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of DreamWorks Animation SKG, Inc., to be held on Wednesday, June 22, 2005 at 8:00 a.m., PDT, at the Shutters Hotel, 1 Pico Boulevard, Santa Monica, California, 90405, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and hereby instructs said proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. If only one of the proxies shall be present and acting at the Annual Meeting in person or by substitute than that one shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF.

Please refer to the Proxy Statement for a discussion of the proposals.

DREAMWORKS ANIMATION SKG, INC. P.O. BOX 11199 NEW YORK, N. Y. 10203-0199

DREAMWORKS ANIMATION SKG, INC.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/dwa

Go to the website address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-395-9260

Use any touch-tone telephone.

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Follow the simple recorded instructions.

OR

MAIL

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CALL TOLL-FREE TO VOTE

DETACH PROXYCARD HERE

Please sign, date and return this proxy card In the enclosed envelope.

Votes MUST be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. ELECTION OF DIRECTORS

FOR ALL

WITHHOLD ALL

FOR ALL EXCEPT

Nominees:

(01) Jeffrey Katzenberg, (02) Roger A. Enrico, (03) Paul E. Allen, (04) Lewis W. Coleman, (05) David Geffen,

(06) Mellody Hobson, (07) Nathan Myhrvold,

(08) Howard Schultz

(09) Meg Whitman

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line provided above.

Please sign exactly as the name or names appear on your stock certificate. If the stock is owned by joint owners, both owners should sign. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, attorneys, administrators, trustees, guardians or corporate officers should give their full titles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

FOR AGAINST ABSTAIN

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005

The persons named as proxies are authorized to vote in their discretion on any other business as may properly come before the meeting and any adjournments or postponements thereof.

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SCAN LINE (FPO)

Date Signature Signature (Joint Owners)